Exhibit 2.1

HEALTH LOGIC INTERACTIVE INC.

and

MY HEALTH LOGIC INC.

and

MARIZYME, INC.

ARRANGEMENT AGREEMENT

NOVEMBER 1, 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

SCHEDULE A PLAN OF ARRANGEMENT	A-1
SCHEDULE B ARRANGEMENT RESOLUTION	B-1
SCHEDULE C DISCLOSURE SCHEDULES	C-1

-iii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of November 1, 2021

AMONG:

Health Logic Interactive Inc., a corporation existing under the laws of the Province of British Columbia

(the “Company”)

- and -

Marizyme, Inc., a company existing under the laws of the State of Nevada

(the “Purchaser”)

- and -

My Health Logic Inc., a corporation existing under the laws of the Province of Alberta

(the “Subsidiary”)

WHEREAS, the Company owns all of the Shares (as hereinafter defined);

AND WHEREAS, the Company, the Subsidiary and Purchaser agree to proceed with a transaction providing for the acquisition by the Purchaser of all of the outstanding Shares (as hereinafter defined);

AND WHEREAS, the Parties intend to carry out the proposed transaction by way of plan of arrangement under the BCBCA (as hereinafter defined);

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NOW THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended.

“Accepted Update” has the meaning ascribed thereto in Section 6.2(a).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning: (A) a merger, consolidation, amalgamation, arrangement, liquidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, share exchange or other business combination transaction involving the Subsidiary; (B) the issuance or acquisition of Shares or other equity securities of the Subsidiary; (C) the sale, lease, exchange or other disposition of substantially all or any significant portion of the Assets; (D) any other transaction in respect of the Subsidiary which results, directly or indirectly, in a change of control of the Subsidiary; or (E) any other transaction or series of transactions which has substantially similar economic effects as the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, notice of Assessment, notice or reassessment or investigation or inquiry of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at law or in equity.

“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

“Agreement” means this arrangement agreement.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

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“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form set out in SCHEDULE B.

“Assessment” has the meaning set forth in Section 4.14(e).

“Assets” means all the assets, real and personal, tangible and intangible of the Subsidiary.

“Balance Sheet” has the meaning ascribed thereto in the definition of “Financial Statements” in this Section 1.1.

“Balance Sheet Date” has the meaning ascribed thereto in the definition of “Financial Statements” in this Section 1.1.

“BCBCA” means the Business Corporations Act, S.B.C. 2002, c. 57.

“Benefit Plan” means all employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Subsidiary, current or former ERISA Affiliates within the meaning of Section 4001(b) of ERISA, or any spouses, dependents or survivors of any employee or former employee of the Subsidiary, or in respect of which the Subsidiary is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, “employee benefit plans” within the meaning of Section 3(3) of ERISA, retirement and supplemental retirement plans (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), and supplemental pension plan, except that the term “Benefit Plans” shall not include any statutory plans with which the Subsidiary is required to comply, including the Canada Pension Plan and plans administered under applicable provincial health tax, workers’ compensation, workplace health and safety and employment insurance legislation.

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“Books and Records” means: (A) with respect to the Subsidiary, (i) all of the Subsidiary’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and Assessments for each of the financial years of the Subsidiary commencing after the Tax year ended seven years before the date of this Agreement; (ii) the corporate records of the Subsidiary; (iii) all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business and consulting reports, and research and development information of, or relating to, the Subsidiary or the Business; and (iv) all other books, documents, files, records, telephone call recordings, correspondence, data and information, financial or otherwise, that are in the possession or under the control of the Subsidiary, the Company or an Affiliate thereof relating to the Subsidiary or the Business; and (B) with respect to the Purchaser, the corporate records of the Purchaser that are in the possession or under the control of the Purchaser or an Affiliate thereof, including in each case, all data and information stored electronically or on computer related media.

“Business” means the development of (a) microfluidic-based lab-on-chip point-of-care measurement and assessment platforms for chronic kidney disease and (b) the digital health platforms that support the sale, user experience, and information management of the data captured and translated by those lab-on-chip devices and related platforms.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Cash Consideration” means the cash consideration of $1,000.00 to be paid, in conjunction with the Share Consideration, pursuant to the Plan of Arrangement in respect of each Share that is issued and outstanding immediately prior to the Effective Time.

“CFPOA” has the meaning ascribed thereto in Section 3.1(z)(i)(B).

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Closing” has the meaning ascribed thereto in the definition of “Effective Date” in this Section 1.1.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or Affiliated bargaining agent, which would cover any of the Employees.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Company Accepted Update” has the meaning ascribed thereto in Section 6.3(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning ascribed thereto in Section 2.4(b).

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“Company Constating Documents” means the certificate of incorporation, notice of articles, and articles of the Company, or similar documents adopted or filed in connection with the creation, formation or organization of the Purchaser.

“Company Executive” has the meaning ascribed thereto in the definition of “Knowledge” in this Section 1.1.

“Company Fundamental Representations” means those representations and warranties contained in Section 3.1(a) to Section 3.1(f), inclusive, and Section 3.1(x).

“Company Indemnitees” has the meaning ascribed thereto in Section 7.3.

“Company Loan” has the meaning ascribed thereto in Section 6.2(o).

“Company Nominees” has the meaning ascribed thereto in Section 4.20(c).

“Company Returns” has the meaning ascribed thereto in Section 4.14(a).

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means common shares in the capital of the Company.

“Company Update” has the meaning ascribed thereto in Section 4.5.

“Company’s Counsel” means Borden Ladner Gervais LLP.

“Consulting Agreements” means the consulting agreements, to be executed by each of Harrison Ross and George Kovalyov and delivered at or before the Effective Time, in the form agreed to by the Purchaser and the Company, each acting reasonably.

“Contract” means any contract, lease, deed, mortgage, licence, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, commitment and legally binding arrangement, whether written or oral.

“Court” means the Supreme Court of British Columbia.

“Covid-19” means the 2019 novel coronavirus (COVID-19) which the World Health Organization declared a global emergency on January 30, 2020, and includes all subsequent and related “variants” and “waves” thereof.

“Current Liabilities” means, without duplication, and at any applicable date of determination, accounts payable, accrued liabilities, bonuses payable, Taxes payable, and other accrued liabilities of the Subsidiary, in each case calculated in accordance with GAAP.

“D&O Insurance Policy” has the meaning set forth in Section 3.1(o).

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“Data Protection Laws” means all Laws relating to data protection and privacy which are from time to time applicable to the Subsidiary or the Company (or any part of the Business), including: (a) the California Consumer Privacy Act 2018; (b) the General Data Protection Regulation (EU) 2016/679 and all related national Laws, regulations and secondary legislation; (c) the Privacy and Electronic Communications Directive (Directive 2002/58/EC) (“E-Privacy Directive”); (d) the Personal Information Protection and Electronic Documents Act, SC 2000, c 5; (e) the British Columbia Personal Information Protection Act, SBC 2003 c 63; (f) the Alberta Personal Information Protection Act, SA 2003 c P-6.5; (g) the Alberta Health Information Act, RSA 2000 c H-5; (h) the Manitoba Personal Information Protection and Identity Theft Prevention Act, SM 2013, c17; (i) the Manitoba Personal Health Information Act, CCSM c P33.5; and (j) all other applicable US and Canadian national, state and provincial Laws, regulations and secondary legislation regarding the protection of Personal Information and implementing the E-Privacy Directive, as applicable, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Data Room” means the electronic data room established by the Company at the following URL:

https://www.dropbox.com/sh/zly88675uoipam7/AABVStkIg5YvpUB_dR7CEzVxa?dl=0 and closed as at 5 pm on November 1, 2021.

“Debt” means, without duplication, the following liabilities and obligations of the Subsidiary: (a) all obligations of the Subsidiary for borrowed money; (b) reimbursable amounts owed to any third party, including any Governmental Authority; (c) indebtedness owed under any credit agreement or facility or evidenced by any note, debenture, bond or similar instrument; (d) obligations in respect of deferred purchase prices; (e) capitalized lease obligations; (f) obligations to reimburse any bank or other Person in respect of amounts paid or payable under letters of credit; (g) foreign exchange contracts (howsoever evidenced); (h) all obligations of the Subsidiary to pay any accrued or unpaid dividends or distributions; (i) Current Liabilities; and (j) other than as set forth in this Agreement, all unpaid transaction expenses of the Subsidiary related to the transactions contemplated by this Agreement; provided that the Investor Loan shall not be considered Debt for the purposes of this Agreement.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement as Schedule C, arranged in schedules corresponding to the representations and warranties of the Company that are set out in the corresponding sections and subsections of this Agreement, and delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Effective Date” has the meaning ascribed thereto in Section 2.7(a).

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employees” means those individuals employed by the Company or the Subsidiary on the date of this Agreement.

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“Employment Agreement” means the employment agreement by and between, and to be executed by and delivered at or before the Effective Time, the Purchaser and David Barthel in the form agreed to by David Barthel and the Purchaser, each acting reasonably.

“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under sections 426 or 427 of the Bank Act (Canada), trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Subsidiary, the Shares or the Assets.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning ascribed thereto in Section 3.2.

“FACFOA” has the meaning ascribed thereto in Section 3.1(z)(i)(B).

“Fairness Opinion” means the opinion of Evans & Evans, Inc. to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the Share Consideration to be received by the Company pursuant to the Arrangement is fair, from a financial point of view, to such holders.

“FCPA” has the meaning ascribed thereto in Section 3.1(z)(i)(B).

“Final Determination” has the meaning ascribed thereto in Section 7.13(a).

“Final Order” means the final order of the Court pursuant to section 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Statements” means collectively the audited consolidated financial statements of the Company for the financial periods ended December 31, 2020 and 2019, inclusive (the most recent of which is herein the “Balance Sheet Date”) each consisting of a balance sheet (the most recent of which is herein the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto.

“Fundamental Representations” means the Purchaser Fundamental Representations and the Subsidiary Fundamental Representations, collectively.

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“GAAP” means:

(a)	in the case of the Company, the generally accepted accounting principles as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with IFRS, at the relevant time, applied on a consistent basis; and

(b)	in the case of the Purchaser, the generally accepted accounting principles as adopted by the U.S. Securities and Exchange Commission.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“GST” means all taxes levied under Part IX of the Excise Tax Act (Canada).

“Holdback Share Consideration” means 230,000 Purchaser Shares.

“Holdback Terms” means the holdback terms attached to the Plan of Arrangement as “Appendix I” under which the Holdback Share Consideration will be administered and released.

“ICA” means the Investment Canada Act (Canada).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted in Canada.

“Indemnified Party” means the party making a claim under Article 4.

“Indemnified Taxes” means, in each case except to the extent such amount has been included as Permitted Encumbrances: (a) any and all Taxes imposed on the Subsidiary for any Pre-Closing Period, and with respect to any Straddle Period, the portion of such Straddle Period ending on the Effective Date (as apportioned pursuant to Section 4.14(b)); (b) any and all Taxes for which the Subsidiary has any liability (including pursuant to U.S. Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state, local, Canadian or other Laws) as a result of being a member of (or leaving) an affiliated, consolidated, combined or unitary group of companies or businesses on or prior to the Effective Date; (c) any and all Taxes of any Person (other than the Subsidiary) imposed on the Subsidiary as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Effective Date and are properly allocable to a Pre-Closing Tax Period; (d) any and all amounts required to be paid by the Subsidiary pursuant to any Tax sharing agreement to which the Company or the Subsidiary is a party on or prior to the Effective Date; (e) Taxes of the Subsidiary or the Company arising out of or relating to the acquisition of the Subsidiary by the Purchaser in accordance with this Agreement, and (f) any Taxes of the Subsidiary of any kind for any period.

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“Indemnifying Party” means the party against whom claims are asserted under Article 4.

“Independent Contractor” means: (a) any individual who is not, or was not (with respect to former Independent Contractors), an employee, officer or director of the Subsidiary, or any such individual’s personal services company, and which individual or personal services company receives or received remuneration from the Subsidiary under a Contract for services; and (b) any individual who is an employee, officer or director of the Subsidiary, but who in the past was an individual who was not an employee, officer or director of the Subsidiary or any such individual’s personal services company, and which individual or personal services company received remuneration from the Subsidiary under a Contract for services.

“Initial Share Consideration” means 4,370,000 Purchaser Shares.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) all business names, corporate names, telephone numbers and other communication addresses owned or used by the Subsidiary; (c) internet domain names, whether or not trademarks, registered in any top- level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter®, Facebook® and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (e) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Subsidiary and all such works in process and prototypes; (f) inventions, discoveries, Trade Secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (g) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates and patent utility models); (h) Software; and (i) integrated circuit topographies and mask works.

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“Intellectual Property Assignment and Release Agreement” means an intellectual property assignment and release agreement by and between, and to be executed by and delivered at or before the Effective Time, the Company and the Subsidiary in the form agreed to by the Purchaser and the Company, each acting reasonably.

“Interim Balance Sheet” has the meaning ascribed thereto in the definition of “Interim Financial Statements” in this Section 1.1.

“Interim Balance Sheet Date” has the meaning ascribed thereto in the definition of “Interim Financial Statements” in this Section 1.1.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Company and the Subsidiary for the three- and six-month periods ended June 30, 2021 (the “Interim Balance Sheet Date”), consisting of a balance sheet (the “Interim Balance Sheet”), statement of earnings (loss) and retained earnings and statement of cash flows.

“Interim Order” means the interim order of the Court pursuant to Section 291(2) of the BCBCA, to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Interim Period” means the period of time from and including the date of this Agreement to the Effective Time.

“Investor Loan” means loans from BWL Investments Ltd., 1319983 B.C. Limited and Digital Power Lending, LLC for an aggregate amount of up to $600,000 on reasonable and customary terms negotiated at arm’s length and as further described in the Disclosure Schedules; provided that Purchaser was given an opportunity to review such terms in writing at least five Business Days in advance of Closing and consented (such consent not to be unreasonably withheld) to such terms in advance of Closing.

“IRS” means the United States Internal Revenue Service.

“Issued Purchaser Shares” has the meaning set forth in Section 3.2(b)(i).

“Knowledge” means:

(a)	when referring to the “Company’s Knowledge”, or any similar phrase or qualification based on knowledge of the Company, (i) the actual knowledge of David Barthel, George Kovalyov, Harrison Ross and Claudio Rigatto (each, a “Company Executive”), or (ii) the knowledge that each Company Executive would have obtained after making reasonable inquiry with respect to the particular matter in question, which, for greater certainty, shall include consulting with the various senior officers and managers who report directly to such Company Executive; and

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(b)	when referring to the “Purchaser’s Knowledge”, or any similar phrase or qualification based on knowledge of Purchaser, (i) the actual knowledge of Dr. Vithalbai (the “Purchaser Executive”), or (ii) the knowledge that each Purchaser Executive would have obtained after making reasonable inquiry with respect to the particular matter in question, which, for greater certainty, shall include consulting with the various senior officers and managers who report directly to such Purchaser Executive.

“Law” means any and all applicable statute, law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, decision or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority, in each case as amended unless expressly specified otherwise.

“Leased Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Subsidiary.

“Leases” has the meaning ascribed thereto in Section 3.1(l)(ii).

“Letter of Intent” means the letter of intent between the Purchaser and the Company dated July 30, 2021, and any amendments thereto.

“Liabilities” has the meaning ascribed thereto in Section 3.1(h).

“Licensed IP” means all Intellectual Property and Technology, other than Owned IP, that is owned by third parties, used or held in the conduct of the Business as currently conducted or currently proposed to be conducted, and licensed to the Subsidiary.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including legal fees, disbursements and charges on a solicitor-client basis and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or any loss or reduction of a Tax attribute.

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“Material Adverse Effect” means:

(a)	in relation to the Subsidiary (a “Subsidiary Material Adverse Effect”), means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the Business, results of operations, condition (financial or otherwise) or Assets; or (b) the ability of the Subsidiary or the Company to consummate the transactions contemplated hereby on a timely basis; provided that: “Subsidiary Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Subsidiary operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) general outbreaks of illness (including, for clarity, Covid-19); (vi) any action required or permitted by this Agreement, except under Section 3.1(f) and Section 4.10, or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vii) any changes in applicable Laws or accounting rules or principles, including GAAP; or (viii) any natural or man- made disaster or acts of God; and

(b)	in relation to the Purchaser (a “Purchaser Material Adverse Effect”), means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or Purchaser Assets; or (b) the ability of the Purchaser to consummate the transactions contemplated hereby on a timely basis; provided that: “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) general outbreaks of illness (including, for clarity, Covid-19); (vi) any action required or permitted by this Agreement, except under Section 3.2(f) and Section 4.10, or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vii) any changes in applicable Laws or accounting rules or principles, including GAAP; or (viii) any natural or man- made disaster or acts of God.

“Material Contracts” has the meaning ascribed thereto in Section 3.1(j)(i).

“Material Suppliers” has the meaning ascribed thereto in Section 3.1(n)(ii).

“Meeting” means the annual and special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider, inter alia, the Arrangement Resolution.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

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“Net Recoveries” has the meaning ascribed thereto in Section 7.6.

“NEX” means the NEX board of the TSX Venture Exchange.

“Noncompetition Agreements” means the non-competition and non-solicitation agreement, to be executed by each Company Executive together with any Affiliate of such Company Executive who is a shareholder of the Company and delivered at or before the Effective Time, in the form agreed to by the Purchaser and the Company, each acting reasonably.

“Occupational Health and Safety Acts” means the Workers Compensation Act (Alberta), Occupational Health and Safety Act (Alberta), Workers Compensation Act (British Columbia), the Occupational Health and Safety Regulation (British Columbia), Workers Compensation Act (Ontario), Occupational Health and Safety Act (Ontario), the Occupational Health and Safety Act (United States) and all other legislation of any applicable jurisdiction dealing with any of the subject matter of each such legislation or with respect to any aspect of the occupational health and safety of employees.

“OFAC” has the meaning ascribed thereto in 3.1(z)(i)(D).

“Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award made by, or entered into by or with, any Governmental Authority.

“Ordinary Course” when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Subsidiary conducted in a manner consistent with the Subsidiary’s past practice.

“OTCQB” means the OTCQB Venture Market.

“Outside Date” means December 31, 2021, or another date thereafter as agreed upon in writing by the Parties.

“Owned IP” means all Intellectual Property and Technology owned by the Subsidiary.

“Owned Software” has the meaning ascribed thereto in Section 3.1(m)(xvii).

“Parties” means, collectively, the Company, the Subsidiary and the Purchaser and “Party” means any one of them.

“Pension Plan” means a “registered pension plan” as that term is defined in section 248(1) of the Tax Act.

“Permits” means all permits, licences, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes, special Assessments or other governmental charges not yet due and payable or delinquent or, if overdue, are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves are being maintained and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, worker’s compensation, employment insurance, and Canada Pension Plan programs mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Subsidiary Constating Documents, provided all necessary consents and approvals for such restrictions have been obtained by the Effective Date; (d) the rights of counterparties under the Contracts; (e) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein; (f) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Business or the Leased Property; (g) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Leased Property and that do not materially interfere with or affect the value or operation of the Business as currently carried on at such Leased Property; and (h) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of real property; provided that they are not of such a nature as to have a Company Material Adverse Effect on the value or use of the Leased Property subject thereto or the operation of the Business as currently carried on at such Leased Property.

“Person” includes any individual, partnership, association, body corporate, company, corporation, organization, trust, joint venture, estate, trustee, executor, administrator, legal representative, government (including a Governmental Authority), syndicate or other entity, whether or not having legal status.

“Personal Information” means any factual or subjective information, recorded or not, about an employee, Independent Contractor, contractor, agent, consultant, officer, director, executive, client, customer or supplier of the Subsidiary who is a natural person or a natural person who is a shareholder of the Subsidiary, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Subsidiary.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

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“Pre-Closing Benefit Liability” means any and all payments for which the Subsidiary is liable, which is attributable to entitlements owed to Employees or former employees of the Subsidiary as of the Effective Time, or which such Employees or former employees will become entitled to after the Effective Time, resulting from any Benefit Plan or other agreements or arrangements made with the Subsidiary before the Effective Time, and all claims, payments and obligations owed under any Benefit Plan arising or relating to a period before the Effective Time, including any incurred but not yet paid amounts owed to any Employee or former employee of the Subsidiary but excluding any Liability arising because of the Purchaser Benefit Plans or other terms and conditions of employment of the Employees after Closing except those relating to terms and conditions of employment of Employees that the Purchaser was unaware of as a result of a breach by the Company of any of its representations and warranties in this Agreement (without reference to any survival period provided for in this Agreement).

“Pre-Closing Tax Periods” shall mean any Tax Period ending on or before the Closing and any pre-Closing portion of a Straddle Period.

“Purchase Price” means the 20-day volume weighted average price (in USD) of the Purchaser Shares determined as of market close of the stock exchange where such shares are listed on the trading day prior to the Effective Date.

“Purchaser” has the meaning ascribed thereto in the preamble hereto.

“Purchaser Accepted Update” has the meaning ascribed thereto in Section 6.2(a).

“Purchaser Assets” means all the assets, real and personal, tangible and intangible of the Purchaser.

“Purchaser Benefit Plans” has the meaning ascribed thereto in Section 4.13(b).

“Purchaser Constating Documents” means the certificate of incorporation, notice of articles, and articles of the Purchaser, or similar documents adopted or filed in connection with the creation, formation or organization of the Purchaser.

“Purchaser Disclosure Schedules” means the disclosure letter delivered by the Purchaser to the Company concurrently with the execution and delivery of this Agreement.

“Purchaser Executive” has the meaning ascribed thereto in the definition of “Knowledge” in this Section 1.1.

“Purchaser Financial Statements” means collectively the audited financial statements of the Purchaser for the financial periods ended December 31, 2020, December 31, 2019 and December 31, 2018, inclusive.

“Purchaser Fundamental Representations” means those representations and warranties contained in Section 3.2(a) to 3.2(f), inclusive, and 3.2(m).

“Purchaser Indemnitees” has the meaning set forth in Section 7.2.

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“Purchaser Interim Financial Statements” means unaudited interim financial statements of the Purchaser for the three- and six-month periods ended June 30, 2021 consisting of a balance sheet, statement of earnings (loss) and retained earnings and statement of cash flows.

“Purchaser Material Adverse Effect” has the meaning ascribed thereto in the definition of “Material Adverse Effect” in this Section 1.1.

“Purchaser Returns” has the meaning ascribed thereto in Section 4.14(b).

“Purchaser Shares” means shares of common stock in the capital of the Purchaser as presently constituted and shall mean such greater or lessor number of shares as will be represented thereby in the event of a share consolidation, split, dividend in-kind or similar action or event.

“Purchaser Update” has the meaning ascribed thereto in Section 4.7.

“Purchaser’s Counsel” means Mogan Daniels Slager LLP, Alexander Holburn Beaudin + Lang LLP, and Reed Smith LLP.

“Registered IP” means all registrations and applications for registration of the Owned IP, included as pending, issued, filed, registered or otherwise recorded with any office of public record (whether or not a Governmental Authority or authorized private registrar in any jurisdiction) where such registration is necessary or advisable to preserve the Subsidiary’s rights in such Owned IP.

“Registrar” means the Person appointed as the Registrar of Companies under Section 400 of the BCBCA.

“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, in each case in connection with the Arrangement and including, without limitation, those required by the NEX and the OTCQB.

“Related Party” has the meaning ascribed thereto in Section 3.1(u)(ii).

“Related Person” has the meaning ascribed thereto in Section 3.1(u)(i).

“Releases” means the release, to be executed by each of the Subsidiary and the Company and delivered at or before the Effective Time, in the form agreed to by the Purchaser and the Company, each acting reasonably.

“Representatives” means, in respect of any Person, such Person’s Affiliates and such Persons’ and its Affiliates’ respective directors, officers, employees, agents, investment bankers, attorneys, accountants, financing sources or potential financing sources, or other advisors or representatives.

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“Required Shareholder Approval” has the meaning ascribed thereto in Section 2.2(a)(iii).

“Rule 144” has the meaning ascribed thereto in Section 3.1(w)(v).

“SEC Reports” has the meaning ascribed thereto in Section 3.2.

“Securities” has the meaning ascribed thereto in Section 3.1(w)(i).

“Securities Authority” means the British Columbia Securities Commission, the Alberta Securities Commission, and any other applicable securities commissions or other securities regulatory authorities in each of the provinces or territories of Canada.

“Securities Laws” means the Securities Act (British Columbia), the 1933 Act, the Exchange Act, all other applicable securities Laws of a province, territory or state, together with the rules and regulations and published policies thereunder, now in effect and as they may be promulgated from time to time, and includes the rules and policies of the NEX and the OTCQB.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“SEDAR Filings” means, collectively, all forms, statements, certifications, reports and documents, including annual information forms, material change reports (except confidential material change reports), business acquisition reports, annual financial statements, interim financial statements, management’s discussion and analyses and information circulars required to be (or voluntarily) filed by the Company with the relevant securities commissions or securities regulatory authorities in Canada through the System for Electronic Document Analysis and Retrieval.

“SEMA” has the meaning ascribed thereto in Section 3.1(z)(i)(B).

“Share Consideration” means the consideration to be paid, in conjunction with the Cash Consideration, pursuant to the Plan of Arrangement in respect of each Share that is issued and outstanding immediately prior to the Effective Time, consisting of (i) the Initial Share Consideration, and (ii) the Holdback Share Consideration.

“Shares” means all of the issued and outstanding shares in the capital of the Subsidiary and all rights to any shares, being 100 issued common shares.

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language, wireless markup language, xml and other computer markup languages, in object, source code or other code format, at all stages of development.

“Specific Indemnities” means the indemnification obligations of the Company with respect to (A) any of the Actions disclosed in Sections 3.1(p), 3.1(s)(viii) or 3.1(s)(xiii) of the Disclosure Schedules, and (B) any of the Current Liabilities disclosed in Section 3.1(h)(iii).

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“Straddle Period” means any Tax Period beginning on or before the Closing and ending after the Closing.

“Subsidiary” has the meaning ascribed thereto in the preamble hereto.

“Subsidiary Board” means the board of directors of the Subsidiary.

“Subsidiary Confidential Information” has the meaning ascribed thereto in Section 3.1(m)(iii).

“Subsidiary Constating Documents” means the respective certificate of incorporation, articles, and bylaws of the Subsidiary, or similar documents respectively adopted or filed in connection with the creation, formation or organization of the Subsidiary.

“Subsidiary Data and Data Sets” has the meaning ascribed thereto in Section 3.1(m)(iv).

“Subsidiary Information Systems” has the meaning ascribed thereto in Section 3.1(m)(xviii).

“Subsidiary IP” means the Owned IP and the Licensed IP.

“Subsidiary IP Agreements” means all licences, sublicences, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property and Technology to which the Subsidiary is a party, beneficiary or otherwise bound.

“Subsidiary Material Adverse Effect” has the meaning ascribed thereto in the definition of “Material Adverse Effect” in this Section 1.1.

“Subsidiary Shares” means the common shares in the capital of the Subsidiary.

“Tax” or “Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, Assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including GST, sales, use, consumption, excise, customs, anti- dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, Assessments and withholdings and Canada Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

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“Tax Act” means the Income Tax Act (Canada).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, filed or required to be filed or supplied to any Governmental Authority in respect of Taxes and including any amendment thereof or attachment thereto.

“Technology” means any and all and technology, of whatever kind and whether or not subject to any Intellectual Property rights, including, without limitation, all of the following: (a) works including, without limitation, drawings, plans, documentation, designs, methods, techniques, processes, files, models, schematics, specifications, applications, Software, records and data or otherwise (including all versions, corrections, updates, modifications, additions, replacements, improvements and enhancements thereof or that are incorporated therein); (b) inventions (whether or not patentable), improvements and enhancements; (c) proprietary and confidential business and technical information, including technical data, Trade Secrets, ideas, research and development and know how; (d) databases, data compilations and collections and technical data; and (e) all documentation relating to the foregoing.

“Third Party Claim” has the meaning ascribed thereto in Section 7.7.

“Trade Secret” means any data, material, technology, device, process, method, invention, work, formula, code, and other information of any kind that qualifies as a trade secret under the Defend Trade Secrets Act, under the Uniform Trade Secrets Act, under any Law implementing the Uniform Trade Secrets Act, at common law, and under any Law outside the United States providing equivalent protection.

“Transaction Documents” means this Agreement, the Releases, the Intellectual Property Assignment and Release Agreement, the Employment Agreement, the Consulting Agreements, the Noncompetition Agreements, and the Voting Support Agreements.

“Transfer Agent” means Action Stock Transfer.

“Treasury Regulations” means the Treasury regulations promulgated under the US Tax Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“US Tax Code” means the Internal Revenue Code of 1986, as amended, and any successor Law.

“Voting Support Agreements” means the agreements to vote in favour of the Arrangement Resolution, made between the Purchaser and certain Company Shareholders who in the aggregate beneficially own, or exercise control over, not less than 50% of the issued and outstanding Company Shares, to be executed and delivered before the date of the Meeting, in the form agreed to by the Purchaser and the Company, each acting reasonably.

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1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	Headings. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Certain Phrases. The word or words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (iii) “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions will be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it; (iv) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement, (v) “will” shall be construed to have the same meaning as “shall”, (vi) a definition applies to variants of that defined term, and (vii) unless the context otherwise requires, “or” shall be construed in the inclusive sense of “and/or”. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated in accordance with its terms and includes all schedules to it. The term “made available” means copies of the subject materials were included in the Data Room no later than two (2) Business Days prior to the date hereof.

(d)	Capitalized Terms. All capitalized terms used in any Schedule or in the Disclosure Schedules have the meanings ascribed to them in this Agreement.

(e)	Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company and the Subsidiary required to be made shall be made in a manner consistent with GAAP.

(f)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended, replaced or re-enacted, unless stated otherwise.

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(g)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(h)	Time References. Unless otherwise stated, references to time are to local time in Vancouver, British Columbia.

(i)	Schedules. The schedules attached to this Agreement and the Disclosure Schedules form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. The Parties agree that the Arrangement shall result in the acquisition by the Purchaser of all of the Shares on the basis of the payment of the Cash Consideration and the Share Consideration and shall be dealt with as set forth herein and in the Plan of Arrangement.

2.2	Interim Order

(a)	As soon as reasonably practicable after the date of this Agreement, but in any event, in sufficient time to permit the Meeting to be convened and held in accordance with Section 2.3(a), the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 291 of the BCBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(i)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(ii)	for a record date for purposes of determining Company Shareholders entitled to receive notice of and vote at the Meeting (which date shall be fixed and published by the Company in consultation with the Purchaser);

(iii)	that the requisite approval for the Arrangement Resolution shall be (A) at least two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Meeting and entitled to vote at the Meeting, and (B) a majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy and entitled to vote at the Meeting, excluding for purposes of (B) votes attached to Shares held by the Purchaser, its Affiliates and any other Person described in items (a) through (d) of Section 8.1(2) of MI 61-101 (collectively (A) and (B), the “Required Shareholder Approval”);

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(iv)	that, in all other respects, other than as may be ordered by the Court, the terms, restrictions and conditions of the Company Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(v)	for the grant of Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(vi)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)	that the deadline for submission of proxies by the Company Shareholders for the Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;

(viii)	that the Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court; and

(ix)	for such other matters as the Company and the Purchaser may reasonably require (each with the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed).

(b)	The Company shall request from the Court that the Interim Order include a provision that the record date for Persons entitled to receive notice of and to vote at the Meeting will not change as a result of any adjournment or postponement of the Meeting.

(c)	In seeking the Interim Order, the Company shall advise the Court that it is the Purchaser’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act with respect to the issuance of the Purchaser Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement.

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2.3	The Meeting

The Company shall:

(a)	convene and conduct the Meeting in accordance with the Interim Order, the Company Constating Documents and Law as soon as reasonably practicable and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser: (i) except as required for quorum purposes (in which case, the Meeting shall be adjourned and not cancelled and reconvened as soon as reasonably practicable); (ii) except as required by such Law or Governmental Authority for no more than the minimum period required by Law or by the Governmental Authority; or (iii) except for postponements or adjournments for not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Arrangement Resolution (it being understood that the Company may not postpone or adjourn the Meeting more than two times pursuant to clauses (ii) or (iii) of this paragraph without the Purchaser’s prior written consent);

(b)	subject to the terms of this Agreement, use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement including, if so requested by the Purchaser, and at the expense of the Purchaser, engaging the services of a proxy solicitation services firm to solicit proxies in favour of the approval of the Arrangement Resolution and cooperating with any other Person engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)	not without the prior written consent of the Purchaser, waive the deadline for submission of proxies by the Company Shareholders for Meeting;

(d)	provide the Purchaser with copies of or access to information regarding the Meeting generated by any proxy solicitation services firm, as reasonably requested from time to time by the Purchaser;

(e)	consult with the Purchaser in fixing and publishing a record date for purpose of determining Company Shareholders entitled to receive notice of and vote at the Meeting;

(f)	consult with the Purchaser in fixing the date of the Meeting, give notice to the Purchaser of the Meeting and allow the Purchaser’s Representatives and Purchaser’s Counsel to attend the Meeting;

(g)	permit the Purchaser to, directly or through a soliciting dealer, actively solicit proxies in favour of the Arrangement on behalf of management of the Company and disclose in the Circular that the Purchaser may make such solicitation;

(h)	promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Meeting, and promptly following receipt of proxy tallies over the last two (2) Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

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(i)	not propose or submit for consideration at the Meeting any business other than the Arrangement without the Purchaser’s written consent (other than annual general meeting matters which are in form and substance satisfactory to the Purchaser, acting reasonably);

(j)	promptly advise the Purchaser of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement including a notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and provide the Purchaser with a reasonable opportunity to review and comment upon any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and to participate in any discussions, negotiations or proceedings with or including such Persons. The Company shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such notice of dissent or purported exercise of Dissent Rights unless the Purchaser shall have given its prior written consent to such payment, settlement offer or settlement, as applicable;

(k)	not change the record date for Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement or the Interim Order; and

(l)	unless this Agreement is validly terminated, the Company shall continue to take all reasonable steps necessary to hold the Meeting and to cause the Arrangement to be voted on at the Meeting and not to propose to adjourn, postpone or cancel the Meeting other than as contemplated by Section 2.3(a).

2.4	The Circular

(a)	Subject to the Purchaser’s compliance with Section 2.4(d), the Company shall, as promptly as reasonably practicable, prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by Law in connection with the Meeting and the Arrangement, and the Company shall as soon as reasonably practicable, after obtaining the Interim Order, cause the Circular and such other documents to be filed and sent to each Company Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Meeting to be held by the date specified in Section 2.3.

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(b)	The Company shall ensure that the Circular complies in all material respects with Law and the Interim Order, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the Purchaser in writing specifically for purposes of inclusion in the Circular pursuant to Section 2.4(d)) and provides Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, the Circular must include: (i) a summary and copy of the Fairness Opinion; (ii) a statement that the Company Board has unanimously approved the Arrangement Agreement and recommend to Company Shareholders that they vote their Company Shares in favour of the Arrangement Resolution; (iii) a statement that the Company Board, after consulting with outside legal and financial advisors, has unanimously determined that the Arrangement is in the best interests of the Company, and unanimously recommends that Company Shareholders vote in favour of the Arrangement Resolution (the “Company Board Recommendation”); and (iv) a statement that each of the directors and officers and certain shareholders of the Company has signed a Voting Support Agreement, pursuant to which, and subject to the terms thereof, each has committed to, among other things, vote all of his or her Purchaser Shares in favour of the Arrangement Resolution

(c)	The Company shall give the Purchaser and Purchaser’s Counsel a reasonable opportunity to review and comment on drafts of the Circular and other related documents, and shall give reasonable consideration to any comments made by them, and agrees that all information relating solely to the Purchaser or any of its Affiliates included in the Circular must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Circular prior to mailing to Company Shareholders.

(d)	The Purchaser shall provide the Company, on a timely basis, all information concerning the Purchaser and its Affiliates required by Law to be included in the Circular, and shall ensure that such information does not contain any Misrepresentation.

(e)	Each Party shall promptly notify the other Parties if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate, in accordance with Law, any such amendment or supplement to Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Authority as required.

(f)	The Company shall promptly notify the Purchaser upon the receipt of any correspondence, whether written or oral, from any Securities Authority or the staff of a Securities Authority with respect to the Circular, or any request from any Securities Authority or the staff of a Securities Authority for information related to the Circular or the Meeting or amendments or supplements to the Circular, and shall promptly provide the Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and the Securities Authority or the staff of the Securities Authority, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any correspondence from any Securities Authority or the staff of a Securities Authority with respect to the Circular, and the Company shall consult with the Purchaser and Purchaser’s Counsel prior to submitting to the Securities Authority or the staff of the Securities Authority any response to any such correspondence. In connection with the filing of the Circular or the dissemination thereof to Company Shareholders, or submitting to any Securities Authority or the staff of a Securities Authority any response to any correspondence from the Securities Authority or the staff of the Securities Authority with respect thereto, the Company shall provide the Purchaser and Purchaser’s Counsel a reasonable opportunity to review and comment on such documents and responses, and the Company will incorporate any reasonable comments of the Purchaser and/or Purchaser’s Counsel prior to such filing, dissemination or submission.

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2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Arrangement Resolution is passed at the Meeting.

2.6	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order including pursuing any appeals therefrom;

(b)	provide the Purchaser and Purchaser’s Counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with pursuing the Interim Order and the Final Order in relation to the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will give reasonable and due consideration to all reasonable comments of the Purchaser and Purchaser’s Counsel with respect to the materials to be filed, and will accept the comments of the Purchaser and Purchaser’s Counsel with respect to any information required to be supplied by the Purchaser and included in such material and any other matters contained therein;

(c)	provide Purchaser’s Counsel, on a timely basis, with copies of any notice of appearance, evidence or other documents served on the Company or Company’s Counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

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(e)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided the Purchaser is not required to agree or consent to any increase in or variation in the form of the Share Consideration or the Cash Consideration or any other modification or amendment to such filed or served materials that expands or increases the obligations of the Purchaser, or diminishes or limits the rights of the Purchaser, set forth in any such filed or served materials or under this Agreement;

(f)	oppose any proposal from any Person that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Interim Order, Final Order or by Law to return to Court with respect to the Interim Order or Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)	if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Purchaser.

2.7	Effect of the Arrangement

(a)	The Arrangement shall be effective at the Effective Time on the date that is the earlier of: (i) the date that is two Business Days after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Effective Date) and (ii) such date as is mutually agreed in writing by the Parties (the “Effective Date”).

(b)	From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 9.1, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Share Consideration or the Cash Consideration or which is otherwise prejudicial to the Company Shareholders or other parties to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement.

(c)	The closing of the Arrangement shall take place at the offices of Borden Ladner Gervais LLP or electronically or at such other place or in such other manner as may be agreed upon by the Parties.

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2.8	Payment of Share Consideration and Cash Consideration

Following receipt of the Final Order and prior to the Effective Time, the Purchaser shall:

(a)	deliver, or cause to be delivered to the Company, certificates (or other satisfactory evidence of ownership), representing such number of Purchaser Shares sufficient to satisfy the aggregate Share Consideration as provided in and in the amount specified in the Plan of Arrangement; and

(b)	pay, or cause to be paid, to the Company’s Counsel, in trust, the Cash Consideration, such payment to be of immediately available funds via wire transfer or direct deposit to an account designated by the Company’s Counsel.

2.9	Adjustment to Share Consideration

Notwithstanding any restriction or any other matter in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time the Purchaser sets a record date for any dividend or other distribution on the Purchaser Shares that is prior to the Effective Time, effects a consolidation, reclassification or a split of the Purchaser Shares of any kind prior to the Effective Time, or pays any dividend or other distribution on the Purchaser Shares prior to the Effective Time, then the Purchaser shall make such adjustment to the Share Consideration necessary to achieve an economically equivalent effect.

2.10	Withholding Taxes

The Company and the Purchaser, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable or deliverable to any Person under the Plan of Arrangement or this Agreement, including to any Person exercising Dissent Rights, such amounts as the Company or the Purchaser, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws, including in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement or this Agreement and shall be treated for all purposes under the Plan of Arrangement or this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority or other applicable Person. The Company may not sell or otherwise dispose of any portion of the Share Consideration payable to the Company as is necessary to provide sufficient funds to enable the Company to satisfy the amount required to be deducted or withheld from any payment to any former holder of Subsidiary Shares.

2.11	List of Company Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable (and, if requested by the Purchaser within seven (7) Business Days of the Effective Date, then such information shall be provided effective as of the most recent available date and not less than two (2) Business Days prior to the Effective Date), provide the Purchaser with (a) a list of the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, (b) a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares, and (c) a list of participants and book-based nominee registrants holding interests through CDS & Co. and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares, in each case as of a date that is not more than five (5) Business Days prior to the date of delivery of such lists. The Company shall require that its transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.

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2.12	Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Purchaser Shares issued or distributed on completion of the Arrangement will be issued by the Purchaser, and subsequently distributed by the Company to the Company Shareholders, in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) thereunder and in accordance with applicable Canadian securities laws. In order to ensure the availability of the exemption under Section 3(a)(10) of the 1933 Act and the prospectus exemption set forth in section 2.11 of National Instrument 45-106 – Prospectus Exemptions, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the procedural and substantive fairness of the Arrangement will be subject to the approval of the Court;

(b)	pursuant to Section 2.2(c), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the 1933 Act and the prospectus exemption set forth in section 2.11 of National Instrument 45-106 – Prospectus Exemptions prior to the hearing required to approve the procedural and substantive fairness of the Arrangement;

(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the Arrangement to the persons entitled to receive Purchaser Shares thereunder;

(d)	the Company will ensure that each Person entitled to receive Purchaser Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court and to offer comments, testimony and opinions regarding the procedural and substantive fairness of the Arrangement, with such notice providing each such Person sufficient information necessary for them to exercise that right;

(e)	each Person entitled to receive Purchaser Shares pursuant to the Arrangement will be advised that the Purchaser Shares issued pursuant to the Arrangement have not been registered under the 1933 Act and will be issued by the Purchaser in reliance on the exemption under Section 3(a)(10) of the 1933 Act and the prospectus exemption set forth in section 2.11 of National Instrument 45-106 – Prospectus Exemptions and that certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act, may be applicable with respect to securities issued to affiliates of the Company;

(f)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all persons entitled to receive Purchaser Shares pursuant to the Arrangement;

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(g)	the Interim Order approving the Meeting will specify that each person entitled to receive Purchaser Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court and to offer comments, testimony and opinions regarding the approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h)	the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order shall form the basis of an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, and prospectus exemption set forth in section 2.11 of National Instrument 45-106 – Prospectus Exemptions regarding the distribution of securities, pursuant to or in connection with the Plan of Arrangement.” and

(i)	all Purchaser Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory, or possession of the United States in which any Person receiving Purchaser Shares is located, unless an exemption from such state securities law registration or qualification requirements is available.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, which are incorporated herein by reference and are deemed to be part of this Agreement, the Company represents and warrants to the Purchaser that the statements contained in this Section 3.1 are true and correct as of the date hereof, subject to the exceptions as are disclosed from and after August 9, 2021 and prior to the date hereof in Company’s SEDAR Filings, which documents shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the SEDAR Filings, and the Company acknowledges that the Purchaser is relying upon such representations and warranties in connection with the transactions contemplated in this Agreement.

(a)	Corporate Status and Authorization of the Company. The Company is a corporation validly existing under the Laws of the province of British Columbia and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Company has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Company has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Subsidiary and the Purchaser), this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

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(b)	Corporate Status and Authorization of the Subsidiary. The Subsidiary is a corporation incorporated and validly existing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Subsidiary has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Subsidiary has the corporate power and capacity to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The execution and delivery by the Subsidiary of this Agreement and any other Transaction Documents to which the Subsidiary is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Subsidiary. This Agreement has been duly executed and delivered by the Subsidiary, and (assuming due authorization, execution and delivery by the Company and the Purchaser), this Agreement constitutes a legal, valid and binding obligation of the Subsidiary enforceable against the Subsidiary in accordance with its terms. When each other Transaction Document to which the Subsidiary is or will be a party has been duly executed and delivered by the Subsidiary (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of the Subsidiary enforceable against it in accordance with its terms. The Disclosure Schedules set forth each jurisdiction in which the Subsidiary is licensed or registered to carry on business, and the Subsidiary is duly licensed or registered to carry on business and has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or registration necessary. All corporate actions taken by the Subsidiary in connection with this Agreement will be duly authorized on or before the Closing.

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(c)	Capitalization.

(i)	The authorized capital of the Subsidiary consists of an unlimited number of common shares and an unlimited number of preferred shares, of which only the Shares are issued and outstanding and constitute the Subsidiary Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and the Company is the registered and beneficial owner of the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all the Shares, free and clear of all Encumbrances.

(ii)	All the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company or the Subsidiary is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(iii)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Subsidiary Shares or obligating the Company or the Subsidiary to issue or sell any, or any other interest in, the Subsidiary Shares. The Subsidiary does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)	No Subsidiaries. The Subsidiary does not own or otherwise hold, directly or indirectly, or have any interest in, any shares or have securities, or another ownership interest, in any other Person. The Subsidiary is not a participant in any joint venture, partnership or similar arrangement.

(e)	Bankruptcy, Insolvency and Reorganization. The Subsidiary is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Subsidiary made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Subsidiary has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Subsidiary or any of its property or Assets and no execution or distress has been levied upon any of its property or Assets. No act or proceeding has been taken or authorized by or against the Subsidiary with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Subsidiary, nor have any such proceedings been authorized by any other Person.

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(f)	No Conflicts; Consents. The execution, delivery and performance by the Company and the Subsidiary of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Subsidiary Constating Documents or the Company Constating Documents; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the Subsidiary; (iii) other than the approval of the Arrangement Resolution at the Meeting or as set forth in the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of their respective assets are subject or any Permit affecting the Assets or Business; (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets; or (v) result in a violation of any Law, rule, regulation, order, judgment or decree (including federal, state and provincial securities Laws) applicable to the Company or the Subsidiary, except in the case of clauses (i) and (ii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder. The consent received from the University of Manitoba regarding the transactions contemplated by this Agreement and the Plan of Arrangement is valid and enforceable and any conditions, including potential payments, the Subsidiary needs to complete regarding such consent have been fulfilled. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or the Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for the approval of the NEX pursuant to the policies of the NEX, the Interim Order, the Final Order, filings with applicable corporate authorities in connection with the Purchaser’s covenants in Section 4.20(a), and such filings as may be required under the ICA.

(g)	Financial Statements.

(i)	Complete copies of the Financial Statements and Interim Financial Statements are available on the Company’s profile at www.sedar.com. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements).

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(ii)	The Financial Statements: (A) are based on the Books and Records of the Company; and (B) fairly, completely and accurately present in all material respects the assets, liabilities and financial position of the Company as of the respective dates they were prepared and the results of the operations of the Subsidiary for the periods covered thereby.

(iii)	The Company maintains a standard system of accounting established and administered in accordance with GAAP applied on consistent basis.

(h)	Undisclosed Liabilities. The Subsidiary has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, the “Liabilities”), except: (i) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; (ii) those that have been incurred in the Ordinary Course since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material in amount; and (iii) Current Liabilities set forth in the Disclosure Schedules, other than Current Liabilities which do not exceed an aggregate amount of $170,000. For greater certainty, in no event, as of the Effective Date, will the aggregate amount of Current Liabilities plus the Investor Loan exceed $770,000. In addition, the Subsidiary has no Liabilities with respect to the business or operations of Fanlogic Interactive Inc. or Fanlogic LLC.

(i)	Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the Ordinary Course, there has not been, with respect to the Subsidiary, any:

(i)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)	amendment of the Subsidiary Constating Documents;

(iii)	split, consolidation or reclassification of any Shares;

(iv)	issuance, sale or other disposition of any Subsidiary Shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Subsidiary Shares;

(v)	declaration or payment of any dividends or distributions on or in respect of any Shares or redemption, retraction, purchase or acquisition of Shares;

(vi)	material change in any method of accounting or accounting practice of the Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(vii)	material change in the Subsidiary’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)	entry into any Contract that would constitute a Material Contract;

(ix)	other than as set forth in the Disclosure Schedules, incurrence, assumption or guarantee of any Debt for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(x)	transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Balance Sheet or cancellation of any Debts or entitlements;

(xi)	transfer, assignment or grant of any licence or sublicence of any material rights under or with respect to any Subsidiary IP or Subsidiary IP Agreements;

(xii)	material damage, destruction or loss (whether or not covered by insurance) to any of its Assets;

(xiii)	any capital investment in, or any loan to, any other Person;

(xiv)	acceleration, termination, material modification to or cancellation of any Contract to which the Subsidiary is a party or by which it is bound (except with respect to termination of any agreement that by its terms has ended at the expiry of its term);

(xv)	any material capital expenditures;

(xvi)	imposition of any Encumbrance upon any of the Shares or Assets, tangible or intangible (other than, in the case of Assets, Permitted Encumbrances);

(xvii)	(A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, Independent Contractors or consultants, other than as provided for in any written agreements or required by applicable Law; (B) change in the terms of employment for any Employee or any termination of any Employees for which the aggregate costs and expenses exceed $50,000; or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former Employee, officer, director, Independent Contractor or consultant;

(xviii)	hiring of any Person or promotion of any individual as or to (as the case may be) an officer, executive or senior manager position;

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(xix)	adoption, modification or termination of any: (A) employment, severance, retention or other agreement with any current or former Employee, officer, director, Independent Contractor or consultant; (B) Benefit Plan; or (C) Collective Agreement, in each case, whether written or oral;

(xx)	other than as set forth in the Disclosure Schedules, any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Related Parties;

(xxi)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xxii)	except as expressly contemplated by this Agreement, adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution, or the commencement of any proceedings by the Subsidiary or its creditors seeking to adjudicate the Subsidiary as bankrupt or insolvent, making a proposal with respect to the Subsidiary under any Law relating to bankruptcy, insolvency, reorganization, arrangement or compromise of Debts or similar Laws, appointment of a trustee, receiver, receiver-manager, agent, custodian or similar official for the Subsidiary or for any substantial part of its Assets;

(xxiii)	purchase, lease, license or other acquisition of the right to own, use or lease any Assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(xxiv)	acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof;

(xxv)	action by the Subsidiary to make, change or rescind any Tax election, change any annual accounting period, adopt or change any method of accounting or transfer pricing practice or policy or reverse any accruals (except as required by a change in Law), amend any Tax Return or take any position on any Tax Return, take any action, enter into any Tax sharing agreement, sign or enter into any closing agreement or settlement agreement, settle or compromise any claim or assessment of Tax liability, surrender any right to claim a refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Subsidiary or the Purchaser or its Affiliates; or

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(xxvi)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(j)	Material Contracts.

(i)	The Disclosure Schedules list each of the following Contracts of the Subsidiary (such Contracts, together with all Contracts concerning the occupancy of any Leased Property listed or otherwise disclosed in the Disclosure Schedules and all Subsidiary IP Agreements set forth in the Disclosure Schedules, being “Material Contracts”):

(A)	each Contract of the Subsidiary involving aggregate consideration in excess of $50,000 and that, in each case, cannot be cancelled by the Subsidiary without penalty or without more than 90 days’ notice;

(B)	all Contracts that require the Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(C)	all Contracts that provide for the indemnification by the Subsidiary of any Person or the assumption of any Tax or other Liability of any Person;

(D)	all Contracts that relate to the acquisition or disposition of the Business, a material amount of shares or assets of any other Person or any Leased Property (whether by amalgamation, sale or issue of shares, sale of assets or otherwise);

(E)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Subsidiary is a party;

(F)	all employment agreements and Contracts with Independent Contractors or consultants (or similar arrangements) to which the Subsidiary is a party and that are not cancellable without material penalty or without more than 90 days’ notice;

(G)	except for Contracts relating to trade receivables, all Contracts relating to Debt (including guarantees) of the Subsidiary;

(H)	all Contracts with any Governmental Authority to which the Subsidiary is a party;

(I)	all Contracts that limit or purport to limit the ability of the Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(J)	any Contracts to which the Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Subsidiary;

(K)	all shareholder agreements, pooling agreements, voting trusts or similar agreements with respect to the ownership or voting of any of the Shares or restriction of the power of the directors of the Subsidiary to manage, or supervise the management of, the business and affairs of the Subsidiary;

(L)	all Contracts between or among (i) the Subsidiary and (ii) the Company or any Affiliate of the Company (other than the Subsidiary);

(M)	all Collective Agreements to which the Subsidiary is a party; and

(N)	any other Contract that is material to the Subsidiary and not previously disclosed under this Section 3.1(j).

(ii)	Each Material Contract is valid and binding on the Subsidiary in accordance with its terms and is in full force and effect. To the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no fees payable to any party under any Material Contract as a result of the transactions contemplated under the Arrangement Agreement and the Plan of Arrangement. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been uploaded to the Data Room and clearly identified.

(k)	Title to and Condition of Assets.

(i)	The Subsidiary has good and marketable legal and beneficial title to all of its personal property and Assets (other than Licensed IP (including licensed software)), free and clear of any and all Encumbrances and claims of any other Person other than Permitted Encumbrances and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Subsidiary of the Business or of any of its Assets. No tangible property owned by the Subsidiary is in the possession of a third party and the Subsidiary has no Assets on consignment. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets of the Subsidiary (other than to the extent imposed by or through the Purchaser).

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(ii)	Other than its Intellectual Property, the Subsidiary does not own any personal property or Assets with a realizable value of $10,000 (per individual item) or greater.

(iii)	The Assets and each item of tangible personal property of the Subsidiary, owned or leased, are structurally sound, are in good operating condition and repair, are used, operated, maintained and function in accordance with their functional requirements in all material respects, and are adequate for the uses to which they are being put, and none of such Assets and other items of tangible personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Each item of tangible personal property of the Subsidiary currently owned or leased by the Subsidiary, together with all other Assets of the Subsidiary, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property and Assets necessary to conduct the Business as currently conducted.

(l)	Leased Premises.

(i)	The Subsidiary does not and has not ever directly or indirectly owned any legal or beneficial interest in any real property. The Subsidiary is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business of the Subsidiary or otherwise.

(ii)	The Disclosure Schedules set forth a true and complete list of all leases, subleases, licenses and other occupancy or use agreements (written and oral), including all amendments, extensions and other modifications pursuant to which the Subsidiary holds Leased Property (the “Leases”), including for each Lease: (A) the address of the Leased Property; (B) the date and the name of the landlord; (C) the rental amount currently being paid; (D) the expiration of the term of such Lease; and (E) the current use of Leased Property.

(iii)	The Subsidiary has previously delivered to the Purchaser true, complete and correct copies of all the Leases and, in the case of an oral Lease, a written summary of the material terms thereof. The Subsidiary has a good and valid leasehold interest in and to all of the Leased Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Subsidiary, subject to no Encumbrances except for the terms of the Leases and Permitted Encumbrances.

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(iv)	With respect to each Lease: (A) such Lease is legal, valid, binding and in full force and effect and is enforceable against the Subsidiary in accordance with its terms; (B) to the Company’s Knowledge, there exists no breach or default or condition which, with the giving of notice, the passage of time or both, could become a breach or default of the Subsidiary under such Lease, or permit the termination, modification or acceleration of rent under such Lease; (C) no consent, waiver, approval or authorization is required from the landlord under such Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (D) the Subsidiary’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Company’s Knowledge, there are no material disputes with respect to such Lease; (E) no security deposit or portion thereof or other amount or instrument deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (F) the Subsidiary does not owe, nor will the Subsidiary owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Subsidiary; and (H) beyond the Leases set forth in the Disclosure Schedules, the Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof.

(v)	The Leased Property constitutes all of the real property leased, occupied or otherwise utilized in connection with the Business. To the Company’s Knowledge, the Leased Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the conduct of the Business as currently conducted.

(vi)	The Subsidiary has not has received a direct or indirect benefit of any subsidy, support or payment of any kind from any Governmental Authority regarding the Leased Property as a result of Covid-19 or otherwise.

(vii)	There are no Actions pending nor, to the Company’s Knowledge, threatened against the Subsidiary, the Leased Property or any portion thereof or interest therein that would adversely affect the Assets, financial condition, Business or operations of the Subsidiary.

(viii)	The Company has not withheld any information of a material nature relating to the Leased Property.

(m)	Intellectual Property.

(i)	The Disclosure Schedules provide a complete and accurate list of all Registered IP and Licensed IP. The Subsidiary does not have any Owned IP that is not Registered IP.

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(ii)	Except as disclosed in the Disclosure Schedules, the Subsidiary: (A) owns exclusively all right, title and interest in and to the Owned IP, free of any Encumbrances other than Permitted Encumbrances; (B) has not licensed, and is not required to license any of the Subsidiary IP (including as a result of the transactions contemplated hereby) to any Person; and (C) has not granted any exclusive licences in respect of any Owned IP. Without limiting the generality of the foregoing, the Subsidiary has entered into binding, written agreements with every Employee and former employee of the Subsidiary, and with each current and former Independent Contractor, whereby such Employees, former employees and Independent Contractors: (1) irrevocably assign to the Subsidiary any ownership interest and right they may have in the Subsidiary IP; (2) irrevocably waive all moral rights arising under the Copyright Act (Canada) or any similar rights in any other jurisdiction or at common law; and (3) acknowledge and affirm the Subsidiary’s exclusive ownership of all Owned IP and agree to not disclose any of the Subsidiary’s Owned IP or Subsidiary Confidential Information. True and complete copies of all such agreements have been uploaded to the Data Room and clearly identified.

(iii)	The Subsidiary has taken all commercially reasonable precautions, and has appropriate policies and internal procedures (as reasonably necessary and/or as required by applicable Law), to protect the confidentiality of all Trade Secrets included in the Subsidiary’s Intellectual Property and other confidential or proprietary information of the Company including in relation to Subsidiary Data and Data Sets (as defined hereinbelow) (“Subsidiary Confidential Information”). The Subsidiary has complied with all of their confidentiality, non-disclosure, and secrecy duties and obligations. All use, disclosure or appropriation of any Trade Secret or otherwise confidential or proprietary information not owned by the Subsidiary that had been provided to the Subsidiary in relation to the Business has been used pursuant to the terms of a written agreement between the Subsidiary on the one hand, and the owner of such Trade Secret or confidential or proprietary information on the other hand, or is otherwise lawful. The Subsidiary has not received any notice from any Person that there has been an unauthorized use or disclosure of any the Subsidiary Confidential Information. No Person that has received any of the Subsidiary Confidential Information from the Subsidiary relating to the Business has refused to provide to the Subsidiary, after the Subsidiary’s request therefor, a certificate of return or destruction of any documents or materials containing the Subsidiary Confidential Information.

(iv)	The Subsidiary is in actual possession of and has exclusive control over, and has complete, valid and enforceable rights to use without restriction, a complete and correct copy of all data, data sets and databases used in, held for use in, or necessary for the conduct of the Business (including as related to legacy products and products that have been or are in the process of being developed) (collectively, “Subsidiary Data and Data Sets”), and all Subsidiary Data and Data Sets relating to the Business are solely owned by the Subsidiary or provided under valid, enforceable, perpetual, irrevocable licenses to the Subsidiary.

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(v)	The Owned IP is valid and enforceable, and the rights of the Subsidiary in the Owned IP are fully assignable, transferable and licensable by the Subsidiary without consent, restriction or payment of any kind. The completion of the transactions contemplated by this Agreement will not: (A) grant or assign to any Person any right, title, interest or benefit in or to, or the creation of any Encumbrance, on any Owned IP; or (B) result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the Subsidiary’s operations as currently conducted.

(vi)	The Subsidiary has the valid and sufficient right to use and hold all Licensed IP. The Subsidiary has in its possession accurate and complete copies of all documentation created or received by or for them related to the filing, prosecution, issuance, maintenance, enforcement, and protection of any Owned IP. Immediately after the Closing, the Subsidiary will continue to be the sole and exclusive owner of, and will have valid title and right to use and exploit, all of the Owned IP, and have the full right to use and hold all Licensed IP, as immediately before the Closing. The Subsidiary does not use or hold any Licensed IP other than under a valid and subsisting written agreement with the owner or lawful licensor thereof.

(vii)	The registrations for the Registered IP are valid, and in good standing and have been duly maintained by the Subsidiary. All required filings and fees related to the Registered IP have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. The Registered IP has not been used or enforced, or failed to be used or enforced, by the Subsidiary in a manner that would result in the non-renewal, modification, abandonment, cancellation or unenforceability of any Registered IP. All Registered IP is registered solely in the name of the Subsidiary. The Company has provided the Purchaser with true and complete copies of file histories, documents, certificates, examiner’s reports, office actions, correspondence and other materials related to all Registered IP.

(viii)	The Subsidiary has maintained the confidentiality of any Owned IP and protected and preserved the confidentiality of all Trade Secrets included in the Owned IP, the value of which to the Subsidiary is contingent on maintaining the confidentiality of such Owned IP, including by entering into confidentiality and non-disclosure agreements with all Employees, all Independent Contractors and all Persons granted access to such Owned IP.

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(ix)	No Person who has contributed to, or participated in, the creation or development of Intellectual Property for the Subsidiary has asserted or, to the Company’s Knowledge, threatened any Action against the Subsidiary in connection with such Person’s involvement in the creation or development of such Intellectual Property and, to the Company’s Knowledge, no such Person has a reasonable basis for any such claim.

(x)	To the Company’s Knowledge, (A) the use of the Owned IP and the conduct of the Business do not and have not infringed, misappropriated or violated the Intellectual Property of any Persons, and (B) no Person is infringing, misappropriating or violating any of the Owned IP.

(xi)	The Subsidiary has not received any communication alleging the Subsidiary or the conduct of the Business have violated, interfered with, infringed or misappropriated any Intellectual Property or Technology of any Person (including any invitation to license or any claim the Subsidiary must license or refrain from using any such Intellectual Property or Technology).

(xii)	There is not and has not been any (A) complaint, claim, notice, arbitration, investigation, lawsuit or other legal action (including any oppositions, expungement proceedings, interferences or re-examinations) from or filed by any Person challenging the use, ownership, validity, enforceability or registrability of any Registered IP, Owned IP or any of the Subsidiary’s rights under the Licensed IP; or (B) prohibition or restriction by any Governmental Authority on the use of the Owned IP. There are no settlements, forbearances to sue, consents, orders, or similar obligations to which the Subsidiary is a party or are otherwise bound, which restrict the rights of the Company to or under any Registered IP, Owned IP or any of the Company’s rights under the Licensed IP.

(xiii)	The Subsidiary IP constitutes all of the Intellectual Property used and otherwise exploited by the Subsidiary in the Business.

(xiv)	The Subsidiary has not taken or failed to take any action that would operate in such a way that would give rise to a licence or defense (in law or equity) to any Person that would restrict or preclude a claim by the Subsidiary that such Person has violated, interfered with, infringed or misappropriated any Intellectual Property or Technology. No funding, facilities or resources of any governmental, educational, municipal, provincial, state, federal or international organization was used in the creation or development of the Owned IP.

(xv)	The Subsidiary has not provided any services that contemplate ownership by the recipient of such services of Intellectual Property created in connection with such services which Intellectual Property is used in the products or services of the Subsidiary that are or have been provided to Persons other than such recipient of such services. Except as set forth in the Disclosure Schedules, no funding, resources, or facility of any Governmental Authority, university, college, other educational institution or research center was used in the development of any material Owned IP, and the Subsidiary is not required to pay any royalty or make any other form of payment to any Governmental Authority to allow the use, licensing, assignment or transfer of any Owned IP.

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(xvi)	The Disclosure Schedules list all Subsidiary IP Agreements. True and complete copies of all such Subsidiary IP Agreements have been uploaded to the Data Room and clearly identified, including all modifications, amendments and supplements thereto and waivers thereunder. Each Subsidiary IP Agreement is valid and binding on the Subsidiary in accordance with its terms and is in full force and effect. Neither the Subsidiary nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Subsidiary IP Agreement.

(xvii)	The Disclosure Schedules set forth all computer software, applications, programs, and code included in the Owned IP (“Owned Software”). The Subsidiary exclusively owns and controls all source code, object code, and documentation of all Owned Software. Except as disclosed in the Disclosure Schedules, no source code or confidential documentation of any Owned Software has been disclosed, distributed, or made available to any Person outside the Subsidiary, has at all times been subject to protection against unauthorized disclosure, access, or use, and has not been placed into escrow, and there has been no Contract providing for the escrow of any Owned Software. All Owned Software performs in material conformance with its documentation and is free from any material defect. Except as set forth in the Disclosure Schedules, the Owned Software does and did not include, is and was not combined with, and does not use and has not used any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org. None of the Owned Software references, incorporates, or links (dynamically or statically) in any manner to any open source software associated with a license that would (a) require the disclosure or distribution of any source code or raw data form, or (b) require licensing for the purpose of making derivative works or impose any restriction on any rights, in each case in relation to the Business, the Subsidiary, Owned IP or Subsidiary Data and Datasets.

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(xviii)	The Software, and all computer systems, networks, information technology infrastructure, hardware, and related Software, that are owned by or licensed to the Subsidiary and used in the conduct of the Business of the Subsidiary as currently conducted (collectively, “Subsidiary Information Systems”) are sufficient and adequate for the operation of the Business of the Subsidiary as currently conducted and currently proposed to be conducted. The Subsidiary has commercially reasonable plans and policies in place, and has taken reasonable steps to provide for the back-up and recovery of, and prevention of loss of, data and information, including for disaster recovery, and to protect the Subsidiary Information Systems from (A) contaminants such as viruses, worms, malware, routines, and other harmful code, seeking, designed to, or likely to permit unauthorized access to Subsidiary Information Systems and Company Confidential Information, any other software, hardware, computer, or system, or any data, information, or content thereon or therein, or to disable, materially impair the operation, functionality, or use of, or otherwise harm any of the Subsidiary Information Systems, and (B) any unauthorized access to, intrusion or invasion, harm or destruction, or collection, access to, reproduction, or use of any Subsidiary Confidential Information, Subsidiary Data and Data Sets, or other data, information, or content on or upon entering or leaving the Company Information Systems, and to mitigate risks of any such unauthorized access, intrusion, or invasion to the Subsidiary Information Systems and Subsidiary Confidential Information. During the past six years, the Subsidiary Information Systems have not suffered any material error, breakdown, substandard performance or failure, or any material impact from any such contamination or unauthorized access, intrusion, or invasion, to any Subsidiary Confidential Information.

(n)	Customers and Suppliers.

(i)	The Subsidiary does not have any customers who have paid aggregate consideration to the Subsidiary for goods or services rendered in an amount greater than or equal to $50,000.00 for each of the two most recent financial years.

(ii)	The Disclosure Schedules set forth: (A) each supplier to whom the Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $50,000.00 for the twelve (12) months preceding the date hereof (collectively, the “Material Suppliers”); and (B) the amount of purchases from each Material Supplier during such periods. The Subsidiary has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Subsidiary or to otherwise terminate or materially reduce its relationship with the Subsidiary.

(o)	Insurance. Other than director and officer insurance maintained by the Company on its own behalf and on behalf of the Subsidiary (the “D&O Insurance Policy”), the Subsidiary does not maintain insurance relating to the Assets, Business, operations or Employees of the Subsidiary. A true and complete copy of the D&O Insurance Policy has been made available to the Purchaser.

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(p)	Legal Proceedings; Governmental Orders.

(i)	There are no Actions pending or, to Company’s Knowledge, threatened: (A) against or by the Subsidiary affecting any of its Assets or the Business (or by or against the Company or any Affiliate thereof and relating to the Subsidiary); or (B) against or by the Subsidiary, the Company or any Affiliate of the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(ii)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Subsidiary or any of its Assets or the Business.

(q)	Compliance with Laws; Permits.

(i)	The Subsidiary has complied, and is now complying, with all Laws applicable to it or its Business or Assets.

(ii)	The Subsidiary holds and has at all times held, and at Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of the Business as currently conducted or the Assets. All fees and charges with respect to such Permits as of the date hereof have been, and at Closing will have been, paid in full. Each such Permit is valid, subsisting, in good standing and in full force and effect, and the Subsidiary is and has at all times been in compliance with all such Permits in all material respects. No proceedings are pending or, to the Company’s Knowledge, threatened, which could result in the revocation or limitation of any such Permit, and all steps have been taken and filings made on a timely basis with respect to each such Permit and its renewal. The Subsidiary has not received written notice of any actual or alleged violation of any Permit.

(iii)	Since its incorporation, the Subsidiary has not been issued any Permits.

(r)	Benefit Plans.

(i)	The Subsidiary does not have any Benefit Plans. The Subsidiary is not a party to or bound by, nor does the Subsidiary have any Liability with respect to, any Benefit Plans.

(ii)	The Subsidiary does not have any obligation to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments to any current or former employee or ERISA Affiliate as a result of the transactions contemplated by this Agreement.

(iii)

The Subsidiary has no commitment or obligation and has not made any representations to any employee, officer, director, Independent Contractor or consultant, whether or not legally binding, to adopt, amend, modify or continue any Benefit Plan or any Collective Agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

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(iv)	No transaction or event has occurred or, to the Company’s Knowledge, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the US Tax Code for which an exemption is not available.

(v)	The Subsidiary does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (A) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (B) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the US Tax Code, (C) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the US Tax Code, or (D) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. With respect to any such plan or arrangement, the Subsidiary has made all required contributions and is otherwise in full compliance.

(s)	Employment Matters.

(i)	The Disclosure Schedules set forth the list of Employees, which indicates: (A) name, title and location of employment; (B) whether such Employee is a manager or executive; (C) the date each Employee was hired; (D) which Employees are subject to a written employment agreement; (E) annual salary or hourly wage at the date of such list; (F) amount of any bonuses paid to each Employee since the end of the Subsidiary’s last completed financial year and before the date of such list; (G) list of all bonuses, incentive schemes, benefits, commissions and other compensation to which each Employee is entitled; (H) vacation days to which each Employee is entitled on the date of such list; (I) hours or days earned in lieu of overtime or under any other policy of the Subsidiary that permits times to be banked; (J) whether such Employee is on a leave of absence for any reason; (K) which Employees have a Contract that provides for severance, termination or similar payments or entitlements, including on a change of control of the Subsidiary; and (L) which Employees, if any, are subject to any prior disciplinary warnings or actions from the Subsidiary.

(ii)	The Disclosure Schedules list: (A) all Contracts with any Employee who is a manager or executive of the Subsidiary or is being provided with an annual compensation of more than $40,000.00; and (B) all Contracts that provide for severance, termination or similar payments or entitlements of more than $10,000.00, including on a change of control of the Subsidiary.

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(iii)	Correct and complete copies of all the Contracts set out in the Disclosure Schedules have been uploaded to the Data Room and clearly identified and templates of the Contracts that describe all of the terms of the Contracts relating to the list of Employees set out in the Disclosure Schedules have been made available to the Purchaser.

(iv)	All Employees are subject to a written employment Contract with the Subsidiary. No Employees are subject to an oral employment Contract with the Subsidiary, and no Employees have any oral entitlements in addition to their entitlements under their written employment Contracts with the Subsidiary.

(v)	The Subsidiary is not currently, and has not been, a party to any Collective Agreement. No trade union, council of trade unions, employee bargaining agency or Affiliated bargaining agent holds bargaining rights with respect to any of the Employees, including by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or, to the Company’s Knowledge, has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(vi)	The Subsidiary has not received a direct or indirect benefit at any time of any subsidy, support or payment of any kind from any Governmental Authority regarding the Employees or Independent Contractors of the Subsidiary as a result of Covid-19.

(vii)	The Disclosure Schedules list: (A) all Persons who are currently performing services for the Subsidiary as Independent Contractors under a Contract; and (B) the current rate of compensation and total fees paid during the 12- month period ending on September 30, 2021 of each such Person. Substantially all the Independent Contractors provide services to the Subsidiary under standard form agreements, and a copy of each standard form agreement has been made available to the Purchaser.

(viii)	No notice in writing has been received by the Subsidiary of any complaint filed by any of its Employees or former employees against the Company or any current or former director or officer thereof or, to the Company’s Knowledge, is threatened or pending, claiming or alleging that the Subsidiary has violated any Laws applicable to the employee or human rights or of any complaints or Actions of any kind involving the Subsidiary or any of the Employees before any Governmental Authority, including a labour relations board, tribunal or commission.

(ix)	There has been no increase in compensation from the base salary payable to the Employees between the Balance Sheet Date and the date of this Agreement.

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(x)	No Employee or Independent Contractor has communicated in any form or way to the Company or the Subsidiary or its directors or officers that she or he will resign or retire or cease to provide work or services because of the closing of the transactions contemplated by this Agreement.

(xi)	There is no notice of Assessment, provisional Assessment, reassessment, supplementary Assessment, penalty Assessment or increased Assessment that the Subsidiary has received before the date of this Agreement during the past five years from any workplace safety and insurance or workers’ compensation board or similar Governmental Authority in any jurisdiction where the Business is carried on that remain unpaid.

(xii)	All inspection reports received by the Subsidiary in the past five years under the Occupational Health and Safety Acts have been made available to the Purchaser. There are no outstanding Governmental Orders or any pending charges made under any Occupational Health and Safety Acts relating to the Subsidiary or the Business and there have been no fatal or critical accidents within the last five years that might reasonably be expected to lead to charges involving the Subsidiary under the Occupational Health and Safety Acts. The Subsidiary has complied with all Governmental Orders issued under the Occupational Health and Safety Acts in all respects.

(xiii)	No allegations of sexual harassment or sexual misconduct by any Employee, past employee, Independent Contractor, or current or past shareholder, officer, director or other representative of the Subsidiary have been communicated in any way to the Company or the Subsidiary. The Subsidiary has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by an of its Employees, past employees, Independent Contractors, current or past shareholders, directors, officers or other representatives.

(xiv)	Except as disclosed in the Disclosure Schedules, no Independent Contractor was paid more than $50,000 in any of the past three financial years of the Subsidiary. Each Independent Contractor, including the Independent Contractors who are listed in the Disclosure Schedules, has been properly classified as an Independent Contractor and the Subsidiary has not received any notice in writing or any oral notice from any Governmental Authority disputing such classification.

(t)	Taxes. Except as set forth in the Disclosure Schedules:

(i)	The Subsidiary has duly and timely filed all its Tax Returns with all appropriate Governmental Authorities. Each such Tax Return was true, correct and complete in all respects. All Taxes due and payable by the Subsidiary for periods (or portions thereof) ending on or before the Effective Date (whether or not shown due on any Tax Returns and whether or not assessed or reassessed by the appropriate Governmental Authority) have been paid and there are no liens with respect to Taxes.

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(ii)	No Governmental Authority of a jurisdiction in which the Subsidiary has not filed a Tax Return has made any claim that the Subsidiary is or may be subject to Tax or required to file Tax Returns by that Governmental Authority in such jurisdiction. There is no basis for a claim that the Subsidiary is subject to Tax in a jurisdiction in which the Subsidiary does not file Tax Returns.

(iii)	There are no matters under audit or appeal with any Governmental Authority relating to Taxes of the Subsidiary.

(iv)	True copies of all Tax Returns prepared and filed by the Subsidiary during the past three years, together with any notices of Assessment of the Subsidiary during the past three years, have been made available to the Purchaser on or before the date of this Agreement.

(v)	Adequate provision has been made in accordance with GAAP in the Books and Records for all Taxes payable in respect of the Business or the Assets. The Subsidiary has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including applicable Laws relating to sales and use taxes. The liability of the Subsidiary for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax Sharing Agreement), (A) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding reserves for deferred Tax assets or deferred Tax liabilities) set forth on the face of the Interim Financial Statements and (B) does not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Subsidiary in filing Tax Returns.

(vi)	The Subsidiary has not received any notice from any Governmental Authority that it is taking steps to assess any additional Taxes against the Subsidiary for any period for which Tax Returns have been filed and, to the Company’s Knowledge, there are no actual or pending audit investigations or other Actions of, or against, the Subsidiary by any Governmental Authority relating to Taxes. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Subsidiary.

(vii)	The Subsidiary has not waived any statute of limitation in respect of Taxes or agreed to any extension of time within which: (a) to file any Tax return covering any Taxes for which the Subsidiary is or may be liable; (b) the Subsidiary is required to pay or remit amounts on account of Taxes; or (c) any Governmental Authority may assess or collect Taxes for which the Subsidiary may be liable.

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(viii)	The Subsidiary is not a non-resident of Canada within the meaning of the Tax Act.

(ix)	For all transactions between the Subsidiary and any Person not resident in Canada for purposes of the Tax Act with whom the Subsidiary was not dealing at arm’s length, the Subsidiary has made or obtained records or documents that meet the requirements of sections 247(4)(a) to (c) of the Tax Act. There are no transactions to which section 247(2) or (3) of the Tax Act may reasonably be expected to apply. The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Subsidiary and any Person that is (a) a non-resident of Canada for purposes of the Tax Act, and (b) not dealing at arm’s length with the Subsidiary for purposes of the Tax Act, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the Tax Act.

(x)	The Subsidiary has duly and timely withheld or collected the proper amount of Taxes that are required by Law to be withheld or collected (including Taxes and other amounts required to be withheld by it in respect of any Person, including any employee, officer or director and any Person not resident in Canada for purposes of the Tax Act) and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required to be remitted by the Subsidiary and has complied with all applicable information reporting requirements, including maintenance of required records with respect thereto. The Subsidiary has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Governmental Authority within the time required under applicable Law. The Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable Laws on any sale, supply or delivery whatsoever, made by the Subsidiary.

(xi)	Except for the acquisition of control that will occur by virtue of the execution of this Agreement, for purposes of the Tax Act or any other applicable Tax Law, no Person or group of Persons other than the Company has ever acquired control of the Subsidiary.

(xii)	None of section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax Law of any province, territory or any other jurisdiction, has applied or will apply to the Company at any time up to and including the Effective Date in a manner that would give rise to incremental Tax liabilities or reduction in Tax attributes.

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(xiii)	The Subsidiary has not acquired property or services from, or disposed of property to, a non-arm’s length Person (within the meaning of the Tax Act) for consideration, the value of which is less than the fair market value of the property or services, as the case may be.

(xiv)	The Subsidiary has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with the Subsidiary, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in the Subsidiary’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Effective Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(xv)	The only reserves under the Tax Act or any equivalent provincial or territorial Law anticipated by the Company to be claimed by the Subsidiary for the taxation year deemed under section 249(4) of the Tax Act to have ended as a result of the transactions consummated by this Agreement are set forth in the Disclosure Schedules.

(xvi)	The Subsidiary is registered for GST purposes under Part IX of the Excise Tax Act (Canada) under registration number 800792277 RT0001.

(xvii)	The Subsidiary is not party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). Without limiting the generality of the foregoing, the Subsidiary has not entered into an agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 125(3), 127(13) to (17) or 127(20) of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(xviii)	No Tax rulings have been requested or issued by any Tax authority with respect to the Subsidiary.

(xix)	The Subsidiary will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Effective Date as a result of any:

(A)	change in method of accounting for a taxable period ending on or prior to the Effective Date;

(B)	use of an improper method of accounting, for a taxation year ending before the Effective Date;

(C)	“closing agreement” as described in US Tax Code Section 121 (or any corresponding or similar provision of U.S. state, local, or Canadian or other income Tax Law) executed on or prior to the Effective Date;

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(D)	intercompany transaction or excess loss account described in U.S. Treasury Regulations under US Tax Code Section 1502 (or any corresponding or similar provision of U.S. state, local, or Canadian or other income Tax Law);

(E)	installment sale or open transaction disposition made on or prior to the Effective Date;

(F)	prepaid amount received on or prior to the Effective Date;

(G)	method of accounting that defers the recognition of income to any period ending after the Effective Date;

(H)	election under US Tax Code Section 108(i); or

(I)	modification or forgiveness of any indebtedness made on or prior to the Effective Date.

(xx)	The Disclosure Schedules accurately set forth, for purposes of the Tax Act:

(A)	the paid-up capital of the Shares;

(B)	all net capital losses of the Subsidiary;

(C)	the amount of all investment tax credits available to the Subsidiary;

(D)	the adjusted cost base of the Subsidiary’s capital properties;

(E)	the cost of the Subsidiary’s depreciable properties, the capital cost allowance taken in respect of each class of such property and the undepreciated capital cost of each class of property;

(F)	the amount, if any, of the Subsidiary’s capital dividend account; and

(G)	the amount, if any, of the Subsidiary’s refundable dividend tax on hand.

(xxi)	The Disclosure Schedules set forth all foreign jurisdictions in which the Subsidiary is subject to Tax, is engaged in business or has a permanent establishment.

(xxii)	The Subsidiary has not been a United States real property holding corporation within the meaning of US Tax Code Section 897(c)(2) during the applicable period specified in US Tax Code Section 897(c)(1)(A)(ii).

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(xxiii)	The Subsidiary has not been a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of US Tax Code Section 280G (or any corresponding provision of U.S. state, local, Canadian or other Tax Law) or (b) any amount that will not be fully deductible as a result of US Tax Code Section 162(m) (or any corresponding provision of U.S. state, local, Canadian or other Tax Law). The Subsidiary has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by US Tax Code Section 355 or US Tax Code Section 361.

(xxiv)	The Subsidiary is not and has not been a party to any “listed transaction,” as defined in US Tax Code Section 6707A(c)(2) and U.S. Treasury Regulation Section 1.6011- 4(b)(2).

(xxv)	The Subsidiary has not (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under US Tax Code Section 6662 (or any similar provision of state, local or foreign law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(xxvi)	The Subsidiary (i) has not entered into, is not bound by, and does not have any obligation under, a closing agreement or other similar agreement with a Governmental Authority relating to Taxes with respect to a taxable period for which the statute of limitations is still open and (ii) does not have any potential liability or obligations (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(xxvii)	No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Subsidiary.

(xxviii)	The Subsidiary is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(xxix)	The Subsidiary has not transferred an intangible the transfer of which would be subject to the rules of US Tax Code Section 367(d).

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(xxx)	The Subsidiary is not a party to any “gain recognition agreement” (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable).

(xxxi)	The Subsidiary has not been classified as a “controlled foreign corporation” (within the meaning of US Tax Code Section 957(a)), a “passive foreign investment corporation” (within the meaning of US Tax Code Section 1297(a)), a “surrogate foreign corporation” (within the meaning of US Tax Code Section 7874(a)(2)(B)) or a domestic corporation for U.S. federal income tax purposes.

(u)	Related-Party Transactions. Except as set forth in the Disclosure Schedules:

(i)	the Subsidiary has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any officer, director, Employee, trustee or shareholder, or any Person with whom the Subsidiary does not deal at arm’s length (within the meaning of the Tax Act) or any Affiliate or spouse of any of the foregoing (each, a “Related Person”).

(ii)	Neither the Company nor any Affiliate of the Company (each, a “Related Party”) is a party to any Contract with the Subsidiary, no Related Party is indebted to the Subsidiary and, except as disclosed in the Disclosure Schedules, the Subsidiary is not indebted to any Related Party.

(iii)	No Related Person: (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or Employee of, any Person that is a competitor or supplier, dealer, lessor or lessee of the Subsidiary; or (b) has any interest in any Assets used or held for use by the Subsidiary.

(v)	Books and Records. The Books and Records of the Subsidiary, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Subsidiary contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the Subsidiary Board and any committees of the Subsidiary Board, and no meeting, or resolution in writing, of any such shareholders, Subsidiary Board or committee of the Subsidiary Board has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books. At the Closing, all the Books and Records will be in the possession of the Subsidiary.

(w)	Securities Law Matters.

(i)	The issuance of the Share Consideration to the extent received pursuant to the terms of this Agreement (collectively, the “Securities”) in accordance with Section 2.12 of this Agreement shall be exempt from registration under the 1933 Act by Virtue of the exemption provided in Section 3(a)(10) thereof. The Company is not aware of any basis for any material objection to the proposed finding of fairness of the Arrangement by the court as contemplated by Section 2.12.

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(ii)	The Company understands that the Securities are being offered and sold to it in reliance on specific exemptions from: (a) the registration requirements of United States federal and state Securities Laws; and (b) the prospectus and registration requirements under applicable Canadian Securities Laws, and that the Purchaser is relying upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company set forth in the Transaction Documents in order to determine the availability of such exemptions and the eligibility of the Company to acquire the Securities.

(iii)	The Company and its advisors, if any, have had an opportunity to discuss the Purchaser’s business, management and financial affairs with the Purchaser’s management and to obtain any additional information which the Company has deemed necessary or appropriate for conducting its due diligence investigation and deciding whether or not to purchase the Securities, including an opportunity to receive, review and understand the information regarding the Purchaser’s financial statements, capitalization and other business information contained in the SEC Reports (as defined below) as the Company deems prudent. The Company has sufficient knowledge so as to be able to evaluate the risks and merits of its investment in the Purchaser. The Company acknowledges that no representations or warranties, oral or written, have been made by the Purchaser or any agent thereof except as set forth in this Agreement. The Company understands that its investment in the Securities involves a high degree of risk and represents and warrants that it is able to bear the economic risk and complete loss of such investment. The Company has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(iv)	The Company understands that, as of the date hereof, no United States or Canadian federal, state or provincial agency or any other Governmental Authority, government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

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(v)	The Company understands that: (a) the Securities have not been and are not being registered or qualified under the 1933 Act or any other state, provincial or federal securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered or qualified thereunder, or (B) the Company shall have delivered to the Purchaser an opinion of counsel, in a form reasonably acceptable to the Purchaser, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred under applicable Canadian securities Law and pursuant to Rule 144, as amended, promulgated under the 1933 Act (or a successor rule thereto) (“Rule 144”) or an exemption from such registration, (b) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder, and (c) neither the Purchaser nor any other Person is under any obligation to register the Securities under the 1933 Act or any state, provincial or federal securities Laws or to comply with the terms and conditions of any exemption thereunder.

(vi)	The Company understands that the certificates or other instruments representing the Securities, including any applicable balance account at the Transfer Agent, except as set forth below, shall bear any legend as required by the “blue sky” Laws of any state and restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of such Securities):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THIS SECURITY NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO MARIZYME.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (a) [insert the distribution date], AND (b) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.”

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(vii)	Unless otherwise required by applicable securities Laws, the legends set forth above shall be removed and the Purchaser shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Transfer Agent, and at the Company’s election so long as the Company is not an Affiliate of the Purchaser, if (a) such Securities are registered for resale under the 1933 Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Purchaser with an opinion of a law firm reasonably acceptable to the Purchaser, in a form reasonably acceptable to the Purchaser, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (c) such holder provides the Purchaser with an opinion of a law firm reasonably acceptable to the Purchaser, in a form reasonably acceptable to the Purchaser, to the effect that the Securities can be sold, assigned or transferred pursuant to Rule 144 or an exemption from registration or the prospectus and registration requirements of applicable Canadian Securities Laws.

(viii)	The Company is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(ix)	The Company’s principal place of business is in Vancouver, British Columbia, Canada at its address set forth in this Agreement.

(x)	Brokers. Except as set out in the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or the Subsidiary.

(y)	Value of Assets. The value of all Assets, determined in accordance with the ICA, is less than $1.043 billion.

(z)	Anti-Money Laundering and Anti-Corruption Practices.

(i)	Neither the Subsidiary nor any of its directors, officers or Employees or, to the Company’s Knowledge, agents, consultants or representatives:

	(A)	has violated, and the Company’s execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money- laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder, in each case to which either the Subsidiary or the Company is subject;

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(B)	has, in the course of its actions for, or on behalf of, the Subsidiary (1) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (2) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (3) violated or taken any act that would violate any provision of the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the Foreign Corrupt Practices Act of 1977 (United States) (“FCPA”) or other similar Laws of other jurisdictions, (4) violated or taken any act that would violate any provision of the Bribery Act (UK) or other similar Laws of other jurisdictions, (5) violated or taken any act that would violate the Special Economic Measures Act (Canada) (“SEMA”) or other similar Laws of other jurisdictions, or (6) violated or taken any act that would violate the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) (“FACFOA”) or other similar Laws of other jurisdictions, in each case to which the Subsidiary is subject;

(C)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

(D)	is a “specially designated national” or “blocked person” under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

(E)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(ii)	The Subsidiary has adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA and FCPA and the UK Bribery Act to the extent applicable.

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(aa)	Data Protection and Privacy.

	(i)	In this Section 3.1(aa), “Data Subject”, “Controller” and “Processor” shall have the meaning given in the Data Protection Laws. The Subsidiary has, and has in the past, maintained written policies and procedures concerning the privacy and/or security of any information about an identified or identifiable natural person or that constitutes Personal Information or similar information governed by applicable Law and has provided notice thereof in compliance with applicable Data Protection Laws and no disclosure made or contained in such policies or procedures have been misleading, deceptive, or inaccurate in any material respect. During the seven year period immediately preceding the date of this Agreement: (A) the Subsidiary has at all times complied (and has used commercially reasonable efforts to require the compliance of its Independent Contractor, consultants and other business partners) with all Law related to the data privacy and/or security of Personal Information, including any Data Protection Law; (B) there has been no unauthorized access to, disclosure of, appropriation of, or other processing of any Personal Information in the possession or under the control of the Subsidiary; (C) the Subsidiary has not been required pursuant to any Data Protection Law to notify any individual or Governmental Authority of any such unauthorized access, disclosure, misappropriation, or processing; (D) the Subsidiary has not received written notice that it or any of its Independent Contractors, consultants or agents is the subject of any inquiry, investigation, or enforcement action of any Governmental Authority with respect to compliance with any Data Protection Law; and (E) the Subsidiary has used commercially reasonable efforts with respect to protecting the operation, availability, confidentiality, integrity, and security of the database(s) containing Personal Information that are maintained by or for the Subsidiary against any unauthorized, malicious or improper use, access, transmittal, interruption, modification or corruption.

	(ii)	The Subsidiary has (A) at all times complied with the Data Protection Laws in all respects, (B) applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Information, and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures, (C) maintained complete, accurate and up to date records of all its Personal Information processing activities as required by the Data Protection Laws, (D) carried out and maintained complete, accurate and up to date records of all data protection impact assessments required by the Data Protection Laws, (E) issued appropriate privacy notices to Data Subjects which comply with all applicable requirements of the Data Protection Laws, (F) implemented appropriate technical and organizational measures to protect against the unauthorized or unlawful processing of, or accidental loss or damage to, any Personal Information processed by the Subsidiary or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Information to be protected, (G) put in place an adequate data breach response plan that enables the Subsidiary and the Processors to comply with the related requirements of the Data Protection Laws, (H) procured all requisite consents (including where required explicit consents) and opt-ins from individual Data Subjects and implemented appropriate procedures to manage consent and withdrawal of consent; and (I) implemented appropriate policies and procedures on responding to Data Subjects’ requests to exercise their rights in accordance with the Data Protection Laws.

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	(iii)	The Subsidiary has (A) undertaken appropriate due diligence on all Processors and (B) written agreements in place with all Processors and Controllers, which contain provisions to protect and maintain the confidentiality and security of Personal Information as required by all applicable Laws and all other applicable requirements of Data Protection Laws. The Subsidiary has complied with all Data Subject requests, including any requests for access to Personal Information, the cessation of specified processing activities or the rectification or erasure of any Personal Information, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this Agreement.

(bb)	Full Disclosure. To the Company’s Knowledge, there are no material facts or events specific to the Subsidiary and not of a general nature, that have occurred, or are expected to occur, that would reasonably be expected to have a Subsidiary Material Adverse Effect, which have not been disclosed to the Purchaser.

3.2	Representations and Warranties of the Purchaser

Except as set forth in the correspondingly numbered section of the Purchaser Disclosure Schedules, the Purchaser represents and warrants to the Company that the statements contained in this Section 3.2 are true and correct as of the date hereof, subject to the exceptions as are disclosed from and after August 9, 2021 and prior to the date hereof in the Purchaser’s reports, schedules, forms, statements and other documents required to be filed by the Subsidiary under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), which SEC Reports as filed prior to the date hereof shall be deemed a part the Purchaser Disclosure Schedules and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the SEC Reports as filed prior to the date hereof.

(a)	Corporate Status and Authorization of Purchaser. The Purchaser is a corporation incorporated and validly existing under the Laws of the state of Nevada and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Purchaser has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Purchaser has the corporate power and capacity to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company and the Subsidiary) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. When the other Transaction Documents to which the Purchaser is or will be a party has been duly executed and delivered by the Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

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(b)	Capitalization.

	(i)	The authorized capital of the Purchaser consists of 75,000,000 Purchaser Shares, of which only 35,928,188 Purchaser Shares are issued and outstanding (the “Issued Purchaser Shares”). All of the Issued Purchaser Shares have been duly authorized, are validly issued, fully paid and non- assessable. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all the Share Consideration, free and clear of all Encumbrances, except that (a) the Initial Share Consideration, following transfer to the Company, will be subject to the restrictions outlined in this Agreement, and (b) the Holdback Share Consideration is subject to the Holdback Terms and other restrictions in accordance with this Agreement.

	(ii)	All of the Issued Purchaser Shares were issued in compliance with applicable Laws. None of the Issued Purchaser Shares were issued in violation of any agreement, arrangement or commitment to which the Purchaser is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

	(iii)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Purchaser or obligating Purchaser to issue or sell any shares of, or any other interest in, the Purchaser. The Purchaser does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights.

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(c)	Share Consideration. The Purchaser Shares constituting the Share Consideration have been duly and validly authorized for issuance and sale and, when issued to the Company pursuant to this Agreement, will be validly issued and outstanding as fully paid and non-assessable Purchaser Shares, free of restrictions on transfer other than pursuant to applicable Securities Laws.

(d)	Listing. The Purchaser Shares are quoted for trading on the OTCQB and no order ceasing or suspending trading in any securities of the Purchaser is currently outstanding and no proceedings for such purpose are pending or, to the Knowledge of the Purchaser, threatened. Upon completion of the transactions contemplated by this Agreement, the Purchaser Shares will be listed on the OTCQB. Except as disclosed in the Purchaser Disclosure Schedules, the Purchaser is currently in compliance, in all material respects, with the rules and regulations of the OTCQB and all material filings and fees required to be made and paid by the Purchaser pursuant to applicable Laws have been made and paid.

(e)	Bankruptcy, Insolvency and Reorganization. The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Purchaser made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Purchaser or any of its property or Purchaser Assets and no execution or distress has been levied upon any of its property or Purchaser Assets. No act or proceeding has been taken or authorized by or against the Purchaser with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser, nor have any such proceedings been authorized by any other Person.

(f)	No Conflicts; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Purchaser Constating Documents; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Purchaser; or (iii) require the consent, notice or other action by any Person under any Contract to which the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the ICA.

(g)	Valid Issuance. The Purchaser Shares constituting the Share Consideration, when issued to the Company pursuant to this Agreement, will be exempt from the prospectus and registration requirements of the applicable Securities Laws (i) in reliance on the prospectus exemption set forth in section 2.11 of National Instrument 45-106 – Prospectus Exemptions in Canada, and (ii) in reliance on the exemption under Section 3(a)(10) of the 1933 Act in the United States, and no prospectus, registration statement or other document is required to be filed, no proceeding is required to be taken and no approval, permit or consent of a Securities Authority is required to be obtained by the Purchaser under the applicable Laws to permit such issuance.

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(h)	Financial Statements.

	(i)	Complete copies of the Purchaser Financial Statements, publicly disclosed by the Purchaser and available on the online EDGAR database of the U.S. Securities and Exchange Commission, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

	(ii)	The Purchaser Financial Statements: (A) are based on the Books and Records of the Purchaser; and (B) are fairly, completely and accurately present in all material respects the Purchaser Assets, Liabilities and financial position of the Purchaser as of the respective dates they were prepared and the results of the operations of the Purchaser for the periods covered thereby.

	(iii)	The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP.

(i)	Undisclosed Liabilities. The Purchaser has no Liabilities, except: (i) those that are adequately reflected or reserved against in the balance sheet contained in the most recent Purchaser Interim Financial Statements; (ii) those that have been incurred in the Ordinary Course since the date of the most recent Purchaser Interim Financial Statements and that are not, individually or in the aggregate, material in amount; or (iii) as set forth in the Purchaser Disclosure Schedules.

(j)	Absence of Certain Changes, Events and Conditions. Since the date of the most recent Purchaser Financial Statements, and other than in the Ordinary Course, there has not been, with respect to the Purchaser:

	(i)	any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

	(ii)	declaration or payment of any dividends or distributions on or in respect of any Purchaser Shares or redemption, retraction, purchase or acquisition of the Purchaser Shares;

	(iii)	material damage, destruction or loss (whether or not covered by insurance) to any of the Purchaser Assets;

	(iv)	entry into a new line of business or abandonment or discontinuance of existing lines of business; or

	(v)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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(k)	Related Party Transactions.

	(i)	Except as set forth the Purchaser Disclosure Schedules, the Purchaser has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any Related Person.

	(ii)	Neither the Purchaser nor any Affiliate of the Purchaser is a party to any Contract with the Subsidiary, nor are they indebted to the Subsidiary and the Subsidiary is not indebted to any such party.

	(iii)	Neither the Purchaser nor any Affiliate of the Purchaser: (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a competitor or supplier, dealer, lessor or lessee of the Purchaser; or (b) has any interest in any Purchaser Assets used or held for use by the Purchaser.

(l)	Investment Canada Act. Purchaser is a “trade agreement investor” within the meaning of the ICA.

(m)	Brokers. Except as set out in the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

(n)	Anti-Money Laundering and Anti-Corruption Practices. Neither the Purchaser nor any of its directors, officers or employees or, to the Purchaser’s Knowledge, agents, consultants or representatives:

	(i)	has violated, and the Purchaser’s execution and delivery of and performance of its obligations under this Agreement will not violate, any Laws related to money laundering or government guidance regarding anti-money laundering and international anti-money-laundering principles or procedures of an intergovernmental group or organization and any executive order, directive or regulation under the authority of any of the foregoing, or any orders or licences issued thereunder, in each case to which the Purchaser is subject;

	(ii)	has, in the course of its actions for, or on behalf of, the Purchaser (A) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) paid or received any bribe or otherwise unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (C) violated or taken any act that would violate any provision of the CFPOA, FCPA or other similar Laws of other jurisdictions, (D) violated or taken any act that would violate any provision of the Bribery Act (UK) or other similar Laws of other jurisdictions, (E) violated or taken any act that would violate the SEMA or other similar Laws of other jurisdictions, or (F) violated or taken any act that would violate the FACFOA or other similar Laws of other jurisdictions, in each case to which the Purchaser is subject;

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	(iii)	has, directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Canadian, United States or other foreign Laws;

	(iv)	is a “specially designated national” or “blocked person” under United States sanctions administered by the OFAC, a Person identified under SEMA, FACFOA or any United Nations resolution or regulation or otherwise a target of economic sanctions under other similar applicable Canadian, United States or foreign Laws; or

	(v)	has engaged in any business with any Person with whom, or in any country in which it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law or it is prohibited for a United States Person to engage under Law or under applicable United States sanctions administered by OFAC.

(o)	The Purchaser has adopted, implemented and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with Laws related to money laundering, CFPOA, SEMA, FACFOA and FCPA and the UK Bribery Act to the extent applicable.

(p)	Full Disclosure. To the Purchaser’s Knowledge, there are no material facts or events specific to the Purchaser and not of a general nature, that have occurred, or are expected to occur, that would reasonably be expected to have a Purchaser Material Adverse Effect, which have not been disclosed to the Company.

ARTICLE 4

COVENANTS

4.1	Conduct of Business of the Company

	(a)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as otherwise provided in this Agreement, the Plan of Arrangement, as required by Law or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause the Subsidiary to, conduct the Business in the Ordinary Course and use commercially reasonable efforts to maintain and preserve intact the current organization and Business and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Subsidiary. Without limiting the foregoing, from the date hereof until Closing, the Subsidiary shall, and the Company shall use commercially reasonable efforts to cause the Subsidiary to:

		(i)	preserve and maintain all its material Permits;

		(ii)	pay its Debts, Taxes and other obligations when due;

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(iii)	maintain the Assets owned, operated or used by the Subsidiary in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)	continue in full force and effect without modification all insurance policies, except as required by applicable Law or as terminated in accordance with their terms;

(v)	defend and protect its Assets from infringement or usurpation;

(vi)	perform all its material obligations under all Contracts relating to or affecting the Assets or Business;

(vii)	maintain the Books and Records in accordance with past practice;

(viii)	not make any loans, advances or capital contributions to any Person;

(ix)	not (A) make, change or revoke, or permit the Subsidiary to make, change or revoke, any Tax election, or file or cause to be filed an amended Tax Return unless required by Law as otherwise determined by the Company to be in the best interests of the Subsidiary; (B) make, or permit the Subsidiary to make, any change in any Tax or accounting methods or policies or systems of internal accounting controls, except to conform to changes in Laws related to Taxes or accounting requirements; or (C) hire any Person, all without the prior written consent of the Purchaser, such consent not to unreasonably withheld;

(x)	not (A) terminate (otherwise than for cause) or materially alter or amend the employment or services of any director, officer or manager or (B) grant any severance or termination pay to any director, officer or manager or any other Employee other than as required by Law;

(xi)	comply in all material respects with all applicable Laws;

(xii)	not amend the Subsidiary Constating Documents;

(xiii)	not materially change the operation of the Business or the regulatory strategy of the Subsidiary; and

(xiv)	not take or permit any action that would cause any of the changes, events or conditions described in Section 3.1(h) to occur.

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4.2	Covenants of the Company Relating to the Arrangement

	(a)	Subject to Section 4.7 hereto, the Company shall perform, and shall cause the Subsidiary to perform, all obligations required to be performed by the Company or the Subsidiary under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where applicable, shall cause the Subsidiary to:

		(i)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement;

		(ii)	take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or the Subsidiary with respect to this Agreement or the Arrangement;

		(iii)	use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) necessary to be obtained under the Material Contracts in connection with the Arrangement or (B) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incurring any liability or obligation without the prior written consent of the Purchaser. The Company shall not engage in any discussions with any counterparties or its Affiliates to a Material Contract (or their Affiliates) regarding this Agreement or the transactions contemplated hereby without prior consultation with and approval by the Purchaser and the Company shall promptly provide copies of all correspondence received by it in relation thereto and cooperate with the Purchaser in all matters relating thereto;

		(iv)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and the Subsidiary relating to the Arrangement;

		(v)	other than in connection with the Regulatory Approvals, use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other Order seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement so as to enable Closing to occur as soon as reasonably practical in accordance with this Agreement, provided that neither the Company nor the Subsidiary will consent to the entry of any judgement or settlement with respect to any such proceeding without the prior written consent of the Purchaser; and

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	(vi)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(b)	The Company shall promptly notify the Purchaser in writing of:

	(i)	any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Subsidiary Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Subsidiary in this Agreement not being true and correct, (C) has resulted in, or could reasonably be expected to result in, the failure of the Company or the Subsidiary to comply with or satisfy any covenant, condition or agreement contained in this Agreement, (D) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article 6 to be satisfied, or (E) is related in any material respect to the Company IP or any Employee or Independent Contractor;

	(ii)	notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

	(iii)	notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

	(iv)	Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.1(p) or that relates to the consummation of the transactions contemplated by this Agreement.

(c)	Each of the Parties covenant and agree to cooperate and consult with the other Parties in good faith with respect to any required Tax filings or related matters with the competent Tax authority pursuant to Law relating to the Arrangement.

(d)	The Company shall use its commercially reasonable efforts to procure, effective upon Closing, resignations and customary releases in form and substance satisfactory to the Purchaser acting reasonably from the directors, officers, Employees and Independent Contractors of the Company.

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4.3	Preparations of Filings. Each of the Company and the Purchaser shall cooperate in the preparation of the Circular, the application to the NEX and the preparation of any other documents and taking of all actions reasonably required to discharge their respective obligations under applicable Laws in connection with this Agreement. In furtherance of the foregoing, the Company and the Purchaser shall furnish to the other all such information concerning it as may be required to prepare the Circular in accordance with Canadian securities Laws and the rules and policies of the NEX, and effect the transactions contemplated herein. Each of the Company and the Purchaser covenants that no information furnished by it in connection with such actions or otherwise in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will, to their respective knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

4.4	Access to Information. From the date hereof until the Closing, the Company shall, and shall cause the Subsidiary to: (a) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the Assets, premises, Books and Records, Contracts and other documents and data related to the Subsidiary; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Subsidiary as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and the Subsidiary to cooperate with the Purchaser in its investigation of the Subsidiary, subject to: (i) the confidentiality obligations of the Company and/or the Subsidiary; (ii) such parties having entered into confidentiality agreements satisfactory to the Company, acting reasonably, and (iii) such limitations as the Company may reasonably impose to protect or maintain the confidentiality of any proprietary information or trade secrets. Any investigation under this Section 4.4 shall be subject to the Purchaser providing reasonable notice of any requests under this Section 4.4 and shall be conducted during normal business hours of the Subsidiary in such manner as not to interfere unreasonably with the conduct of the Business.

4.5	No Amendment to Company’s Representations and Warranties.

Neither the Purchaser’s receipt of information under Section 4.2(b) nor any investigation by the Purchaser or other information received by the Purchaser (each, a “Company Update”) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Subsidiary in this Agreement.

4.6	Covenants of the Purchaser Relating to the Arrangement

(a) Subject to Section 4.7 hereto, the Purchaser shall perform all obligations required to be performed by it under this Agreement, reasonably co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

(i) use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement;

(ii) take all steps set forth in the Interim Order and Final Order applicable to the Purchaser and comply promptly with all requirements imposed by Law on the Purchaser with respect to this Agreement or the Arrangement;

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	(iii)	other than in connection with obtaining the Regulatory Approvals, use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from them relating to the Arrangement;

	(iv)	other than in connection with obtaining the Regulatory Approvals, use its commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which the Purchaser is party or brought against the Purchaser or its directors or officers challenging the Arrangement or this Agreement so as to enable Closing to occur as soon as reasonably practicable in accordance with this Agreement; and

	(v)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or would reasonably be expected to prevent, delay or materially impede the completion of the Arrangement.

(b)	The Purchaser shall promptly notify the Company in writing of:

	(i)	any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Purchaser in this Agreement not being true and correct, (C) has resulted in, or could reasonably be expected to result in, the failure of the Purchaser to comply with or satisfy any covenant, condition or agreement contained in this Agreement, or (D) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article 6 to be satisfied;

	(ii)	notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

	(iii)	notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

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(iv) Actions commenced or, to the Purchaser’s Knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.1(p) or that relates to the consummation of the transactions contemplated by this Agreement.

4.7	No Amendment to Purchaser’s Representations and Warranties.

Neither the Company’s receipt of information under Section 4.6(b), nor any investigation by the Company or other information received by the Company (each, a “Purchaser Update”) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Purchaser in this Agreement.

4.8	Confidentiality. From and after Closing, the Company shall, and shall cause its Affiliates to hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence, any and all information, whether written or oral, concerning the Subsidiary, except to the extent that the Company can show that such information: (a) is generally available to, and known by, the public through no fault of the Company, any of its Affiliates or any of their respective Representatives; or (b) is lawfully acquired by the Company, any of its Affiliates or any of their respective Representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Company, any of its Affiliates or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Company shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that the Company is advised by Company’s Counsel in writing is legally required to be disclosed; provided that the Company shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

4.9	Personal Information Privacy. The Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Company or the Subsidiary under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Subsidiary and the Business as contemplated in this Agreement, completing the transactions contemplated in this Agreement and operating the Business after the Effective Date. The Purchaser shall safeguard all Personal Information collected from the Company or the Subsidiary in a manner consistent with the degree of sensitivity of the Personal Information and maintain, at all times, the security and integrity of the Personal Information. If the purchase of the Shares is not completed for any reason, and at the Company’s request, the Purchaser shall return all Personal Information to the Company or, at the Company’s sole discretion and cost, destroy such Personal Information.

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4.10	Approvals and Consents

	(a)	The Company shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in the Disclosure Schedules (including but not limited to the approval of the Arrangement Resolution) and hold all required meetings needed to obtain such required approvals and consent (including but not limited to the Meeting) in a timely manner.

	(b)	The Purchaser shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in the Purchaser Disclosure Schedules.

	(c)	If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Subsidiary is a party is not obtained before the Closing, the Company shall, after the Closing, cooperate with the Purchaser and the Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Company shall use its best efforts to provide the Subsidiary with the rights and benefits of the affected Contract for the term thereof and, if the Company provides such rights and benefits, the Subsidiary shall assume all obligations and burdens thereunder.

	(d)	The Purchaser shall promptly, but in no event later than 15 Business Days after the execution and delivery of this Agreement, notify under the ICA in connection with its proposed purchase of the Shares. The Company shall provide, and cause the Subsidiary to provide, such relevant information and documentation to assist with such notice as the Purchaser may consider necessary or desirable to comply with the ICA. The Company shall provide, and cause the Subsidiary to provide, the Purchaser with all requested assistance that the Purchaser reasonably considers appropriate in respect of completing such notification process under the ICA. The Purchaser shall use commercially reasonable efforts to cause the Minister responsible for the ICA to be satisfied that the purchase of the Shares is likely to be of net benefit to Canada.

	(e)	The Company and the Purchaser agree that (i) the transfer of the Shares is intended to be treated as a “qualified stock purchase” (as that term is defined under the US Tax Code Section 338(d)(3), (ii) the Purchaser may make a US Tax Code Section 338(g) election with respect to the transfer of the Shares, and (iii) if necessary, the Company and the Purchaser shall sign a section 338(g) election form as may be required by Purchaser’s Counsel before, on, or after Closing.

4.11	Prospectus and Registration Exemptions. The Company acknowledges:

	(a)	Regarding the issuance and distribution of the Share Consideration, the Purchaser will rely on: (i) the prospectus exemption under section 2.11 of National Instrument 45-106 Prospectus Exemptions; and (ii) the registration exemption under section 3(a)(10) of the 1933 Act.

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	(b)	The Company is acquiring the Share Consideration pursuant to an exemption from the registration and prospectus requirements of applicable Securities Laws in all jurisdictions relevant to the issuance of the Share Consideration and, as a consequence, the Company further acknowledges it has not been provided with a prospectus or with an offering memorandum as defined in the applicable Securities Laws or any similar document in connection with the issuance of the Share Consideration and will not receive information that would otherwise be required to be provided to the Company pursuant to the applicable Securities Laws and, as a further consequence, the Company further acknowledges it will not be entitled to use most of the civil remedies available under applicable Securities Laws.

	(c)	The Purchaser may be required by Law or otherwise to disclose to regulatory authorities the identity of the Company.

	(d)	The Company has been advised by the Purchaser that it should consult its own legal, tax, financial and investment, accounting and other advisers with respect to the merits and risks of an investment in the Share Consideration and it is solely responsible (and the Purchaser is in no way responsible) for compliance with Tax Laws.

	(e)	Neither the Purchaser nor any director or officer of the Purchaser has made any representation that any person will resell or repurchase the Share Consideration, that any person will refund the purchase price of the Share Consideration, or as to the present or future value of the Share Consideration.

	(f)	No Securities Authority or similar regulatory authority has reviewed or passed on the merits of the Share Consideration.

	(g)	There is no government insurance or other insurance covering the Share Consideration.

4.12	Books and Records.

	(a)	To facilitate the resolution of any claims made against or incurred by the Company before the Closing or, for any other reasonable purpose, for a period of seven years after the Closing, the Purchaser shall:

(i) retain the Books and Records (including personnel files) of the Subsidiary relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Subsidiary; and

(ii) upon reasonable notice, afford the Representatives of the Company reasonable access (including the right to make, at the Company’s expense, photocopies), during normal business hours, to the Books and Records.

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	(b)	To facilitate the resolution of any claims made by or against or incurred by the Subsidiary after the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, the Company shall:

(i) retain the Books and Records (including personnel files) of the Company relating to the Subsidiary and its operations for periods before the Closing; and

(ii) upon reasonable notice, afford the Representatives of the Purchaser or the Subsidiary reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to the Books and Records.

(iii) Neither the Purchaser nor the Company shall be obligated to provide the other party with access to any Books or Records (including personnel files) under this Section 4.12 where such access would violate any Law.

4.13	Benefit Plans and Employees.

	(a)	During the Interim Period, the Company will continue to provide the Employees with the existing Benefit Plans, if any. On Closing, the participation of the Employees in the Benefit Plans will cease and the Company shall, subject to this Section 4.13(a), cease to have any liability or obligation to the Subsidiary, the Employees or any former employees of the Subsidiary.

	(b)	Effective as of the Effective Date, the Employees may be provided access to and coverage under the existing Benefit Plans of the Purchaser (the “Purchaser Benefit Plans”). Nothing in this Section 4.13(b) prohibits the Purchaser from changing any of the provisions under the Purchaser Benefit Plans at any time after the Closing.

	(c)	The Purchaser shall not be responsible for Pre-Closing Benefit Liability, and the Company shall indemnify the Purchaser for any, and all, Pre-Closing Benefit Liability under the terms of Section 7.2.

4.14	Pre-Closing Tax Period and Straddle Period Tax Returns.

	(a)	On or before the applicable statutory due date, the Company shall, at the Company’s own expense, prepare in accordance with applicable Law and past practice of the Subsidiary and file, on behalf of and in the name of the Subsidiary, all income Tax Returns of the Subsidiary required by Law to be filed for any Pre- Closing Tax Period of the Subsidiary (such Tax Returns, the “Company Returns”). The Company shall (i) provide to the Purchaser any Tax Return prepared by the Company pursuant to this Section 4.14(a) at least thirty (30) days prior to the filing due date(s) therefor, for the Purchaser’s review and comment, (ii) not file such Tax Return without the Purchaser’s prior consent, which consent will not be unreasonably withheld, conditioned, or delayed, and (iii) promptly after filing, forward to the Purchaser an accurate and complete copy of such filed Tax Returns and proof of payment of the subject Taxes.

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(b)	On or before the applicable statutory due date, the Purchaser shall prepare and file, on behalf of and in the name of the Subsidiary, all Tax Returns of the Subsidiary for all Pre-Closing Tax Periods and Straddle Periods other than the Company Returns (such Tax Returns, the “Purchaser Returns”). All such Purchaser Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Subsidiary, unless otherwise required by applicable Law. The Purchaser shall provide the Company with a reasonable opportunity (which, in any event, shall not be fewer than 30 days before the date on which such Purchaser Returns are required to be filed) to review and, in the case of Tax Returns for Straddle Periods, approve (such approval not to be unreasonably withheld, conditioned or delayed) such Purchaser Returns. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to: (i) Taxes (a) based on the income or receipts of the Subsidiary for a Straddle Period, (b) imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), or (c) withholding and employment Taxes, the determination of the Taxes of the Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Effective Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Effective Date and the other which began at the beginning of the day following the Effective Date and items of income, gain, deduction, loss or credit of the Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods based on a “closing of the books basis” by assuming that the books of the Subsidiary were closed at the close of the Effective Date; and (ii) Taxes of the Subsidiary not described in Section 4.14 for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Effective Date shall be calculated by allocating to the periods before and after the Effective Date pro rata, based on the number of days of the Straddle Period before and ending on (and including) the Effective Date, on the one hand, and the number of days in the Straddle Period beginning and ending after the Effective Date, on the other hand.

(c)	After Closing, (i) the Purchaser shall provide, and shall cause the Subsidiary to provide, to the Company such information and assistance as is reasonably requested by the Company for the purposes of preparing the Tax Returns referred to in Section 4.14(a), and (ii) the Company shall provide to the Purchaser and the Subsidiary such information and assistance as is reasonably requested by the Purchaser or the Subsidiary for the purposes of preparing the Purchaser Returns referred to in Section 4.14(b).

(d)	The parties will inform each other of, and cooperate with each other in respect of, any audit inquiries with respect to any Tax Return involving the Subsidiary in respect of any Pre-Closing Tax Period or Straddle Period.

(e)	If the Purchaser or the Subsidiary receives an assessment or reassessment (each, an “Assessment”) from any Governmental Authority in respect of any Tax Return in respect of any Pre-Closing Tax Period or Straddle Period, the Purchaser shall deliver or cause to be delivered to the Company a copy of the Assessment within 30 days of receiving the Assessment, provided that the failure to do so shall not affect the indemnification provided hereunder except only to the extent that the Company shall have been actually prejudiced as a result of such failure. The Parties will cooperate in responding to or contesting any Assessment.

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	(f)	If, by virtue of the designation of a dividend paid by the Subsidiary on or before the Effective Time as a capital dividend (as provided for in subsection 83(2) of the Tax Act), the Subsidiary becomes liable for Tax imposed under Part III of the Tax Act, the Purchaser shall cause the Subsidiary to make the election provided for in subsection 184(3) of the Tax Act in respect of any excessive capital dividend election so as to treat any excess amount as a separate taxable dividend. The Company hereby concurs with the making of this election and shall, immediately upon the written request of the Purchaser, take all steps and do all other things required to make such election.

	(g)	If, by virtue of the designation of a dividend paid by the Subsidiary on or before the Effective Time as an eligible dividend (within the manner and form as provided for in subsection 89(14) of the Tax Act), the Subsidiary becomes liable for Tax imposed under Part III.1 of the Tax Act, the Purchaser shall cause the Subsidiary to make the election provided for in subsection 185.1(2) of the Tax Act in respect of any excessive eligible dividend designation so as to treat any excess amount as a separate taxable dividend. The Company hereby concurs with the making of this election and shall, immediately upon the written request of the Purchaser, take all steps and do all other things required to make such election.

4.15	Additional Tax Matters

	(a)	The Parties acknowledge and agree that the restrictive covenants contained herein and in the Transaction Documents are integral to this Agreement and are being granted to maintain and preserve the fair market value of the Shares. The Parties intend that the conditions set forth in section 56.4(7) of the Tax Act have been satisfied such that section 56.4(5) of the Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Tax Act) granted by the Company under this Agreement and under the Transaction Documents with respect to the Business. The Parties agree that no portion of the Share Consideration shall be allocable to, and no proceeds shall be received or receivable by the Company for granting the restrictive covenants in this Agreement and in the Transaction Documents. At the request of the Company, the Purchaser agrees to execute a joint election with with the Company under section 56.4 of the Tax Act.

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(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, as applicable, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Subsidiary and the Company each agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Subsidiary relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective Tax Periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other Party so requests, the Subsidiary or the Company, as the case may be, shall allow the other Party to take possession of such Books and Records.

(c) The Purchaser and the Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

4.16	Intellectual Property Transfers. Prior to Closing, the Company shall transfer to the Subsidiary any and all Assets and Intellectual Property held as of the date of this Agreement related, directly or indirectly, to the Company’s or the Subsidiary’s lab-on-chip technology and the Business.

4.17	Closing Conditions.

During the Interim Period, each Party hereto shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6.

4.18	Public Announcements.

The Parties agree to jointly issue a press release with respect to this Agreement as soon as practicable after its due execution, the text of which shall be approved by each Party in advance, acting reasonably and in good faith, with the initial draft to be provided by the Company. The Parties shall co-operate, at the Company’s expense, in the preparation of presentations, if any, to Company Shareholders regarding the Arrangement. Except as required by Law, a Party shall not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the other Parties, or make any filing with any third party or Governmental Authority with respect to this Agreement or the Arrangement, in each case without first providing the other Parties a reasonable opportunity to review or comment on such public statement, filing or other disclosure (other than with respect to confidential information contained in such statement, filing or other disclosure), and if such prior notice is not permitted by Law, shall give such notice immediately following the making of such disclosure. The Party making such public statement, filing or other disclosure shall give reasonable consideration to any comments made by the other Parties. For the avoidance of doubt, none of the foregoing shall prevent any Party from making internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders, in each case so long as such announcements and discussions are limited to and consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Party. The Parties consent to this Agreement being filed on SEDAR and EDGAR, as applicable, as soon as practicable after the public announcement of the transactions contemplated hereby with such redactions as agreed by the Parties, acting reasonably, subject to Securities Laws.

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4.19	Interim Period Covenants of the Purchaser.

During the Interim Period, the Purchaser shall not, without the consent of the Company:

	(a)	set a record date for any dividend or other distribution on the Purchaser Shares that is prior to the Effective Time;

	(b)	effect a consolidation, reclassification or a split of the Purchaser Shares of any kind; or

	(c)	pay any dividend or other distribution on the Purchaser Shares.

4.20	Post-Closing Covenants of Purchaser. Following the Effective Date, the Purchaser covenants and agrees to:

	(a)	on receipt of a written request from the Company with request to the same, promptly: (i) cause all necessary steps and corporate proceedings to be taken in order to authorize the change of name of the Subsidiary to a name which does not include the word “Health Logic” or any variation thereof; and (ii) file, or cause to be filed, articles of amendment and all other documents necessary to effect such change of name of the Subsidiary to a name which does not include the word “Health Logic” or any variation thereof;

	(b)	make commercially reasonable efforts to submit, before the end of 2022, an application for listing of the Purchaser Shares on the facilities of the Nasdaq stock market through the registration of such securities under the 1933 Act for sale to the public; and

	(c)	at each general meeting of the shareholders of the Purchaser held prior to December 31, 2023 at which the board of Directors is to be elected (or altered), nominate up to two nominees of the Company (the “Company Nominees”) for election to its board of directors, provided such nominees are both acceptable to the Purchaser and qualified, in accordance with all applicable Laws and Securities Laws, to sit as directors of the Purchaser.

4.21	Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

5.1	Non-Solicitation of Other Bids.

	(a)	The Company shall not, and shall not authorize or permit any of its Affiliates (including the Subsidiary) or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Subsidiary) and all its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

	(b)	In addition to the other obligations under this Section 5.1, the Company shall promptly (and, in any event, within three Business Days after receipt thereof by the Company or its Representatives) advise the Purchaser orally and in writing of: (i) any Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry; and (iii) the identity of the Person making the same.

	(c)	Notwithstanding the provisions of Section 5.1, nothing contained in this Agreement shall prevent the Company or the Company Board, from (i) entering into discussions or negotiations with, or (ii) providing any information to, any Person concerning an unsolicited bona fide written Acquisition Proposal by such Person or recommending an unsolicited bona fide written Acquisition Proposal to the Company Shareholders, if and only to the extent that the Company Board believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the acquisition described in the Acquisition Proposal and the long-term prospects of the Subsidiary and the Purchaser, as a combined entity, such Acquisition Proposal would, if consummated, result in a transaction significantly more favorable over the long term than the transactions contemplated by this Agreement, and the Company Board determines in good faith after receipt of an opinion from outside legal counsel to the effect that such action is likely necessary for the Company Board to comply with its fiduciary duties to Company Shareholders under applicable Law. The Company shall give written notice to the Purchaser as soon as possible of any such Acquisition Proposal that the Company Board determines meets standards set forth in this Section 5.1(c) and whether the Company will exercise its fiduciary out in respect of such Acquisition Proposal, in which case this Agreement is terminated.

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5.2	Liquidated Damages Claim.

In the event that this Agreement is terminated as a result of the Company exercising its fiduciary out in respect of an Acquisition Proposal under Section 5.1(c), the Company shall pay to the Purchaser, by payment of immediately available funds via wire transfer or direct deposit to an account designated by the Purchaser and within five Business Days of delivering the termination notice under Section 5.1(c), the sum of three million dollars ($3,000,000) as liquidated damages and reimbursement of the expenses actually incurred by the Purchaser in connection with this Agreement, which payment shall be the Purchaser’s sole recourse in respect of the termination of this Agreement pursuant to Section 5.1(c).

ARTICLE 6

CONDITIONS

6.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

	(a)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by Company Shareholders at the Meeting in accordance with the Interim Order and Law.

	(b)	Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside.

	(c)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Purchaser the Company or the Subsidiary from consummating the Arrangement.

	(d)	Financing. The Purchaser shall have secured financing of USD $3,500,000 on terms satisfactory to both the Purchaser and the Company, each party acting reasonably and in good faith.

	(e)	NEX Approval. To the extent required by Law, NEX shall have approved the transactions contemplated hereby, including any related activities to be undertaken by the Company or the Subsidiary.

	(f)	Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

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	(g)	No Action. No Action shall have been commenced against the Purchaser, the Company or the Subsidiary that affects any of the Assets or Purchaser Assets or would prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated by this Agreement.

6.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

	(a)	Representations and Warranties. Other than the Company Fundamental Representations, the representations and warranties of the Company set out in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). For clarity regarding the foregoing, if any Company Update is provided in accordance with Section 4.5, it is the Purchaser’s sole discretion to accept such Company Update. If the Purchaser accepts in writing any Update (a “Purchaser Accepted Update”), the representation and warranty affected by such Accepted Update will include such Accepted Update for all purposes.

	(b)	Performance of Covenants. The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Effective Time; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

	(c)	Approvals. All approvals, consents and waivers that are listed in the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser, at or before the Effective Time.

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(d)	Interest. All accrued interest expenses of the Subsidiary up to the Effective Time have been settled and paid for by the Subsidiary.

(e)	Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f)	Transaction Documents. The Transaction Documents (other than this Agreement) shall have been executed and delivered before the Effective Time by the parties thereto, and true and complete copies thereof shall have been delivered to the Purchaser.

(g)	No Legal Action. There is no Action pending or threatened by any Governmental Authority or other Person against the Purchaser or the Company to:

	(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, the Shares, including the right to vote the Shares; or

	(ii)	prohibit or restrict the direct or indirect ownership or operation of or benefit of the rights relating to any of the Assets by the Purchaser or compel the Purchaser or the Company to dispose of or hold separate any of the Assets.

(h)	Dissent Rights. Holders of not more than 10% of the issued and outstanding Company Shares shall have validly exercised Dissent Rights in respect of the Arrangement and have not withdrawn such exercise as of the Effective Date.

(i)	Certifications. The Purchaser shall have received one or more certificates, dated the Effective Date, delivered before the Effective Time and signed by a duly authorized director or officer of the Company, attesting and certifying:

	(i)	that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

	(ii)	to a copy of a balance sheet of the Subsidiary showing no Debt owed by the Subsidiary to any Person;

	(iii)	to a copy of the Company Constating Documents;

	(iv)	to a copy of the Subsidiary Constating Documents;

	(v)	to the names and signatures of the respective directors and officers of the Company and the Subsidiary authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

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(vi) to copies of resolutions of the Company Board (or comparable governing body), adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which the Company is a party, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(vii) to copies of resolutions of the Subsidiary Board (or comparable governing body) and sole shareholder, where applicable, adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which the Subsidiary is a party, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)	Resignation. The Purchaser shall have received written resignations before the Effective Time, effective as of the Effective Date, of those directors and officers of the Subsidiary whose resignation was requested by the Purchaser not less than three Business Days prior to the Effective Date.

(k)	Transfers. The Purchaser shall have received evidence (satisfactory to the Purchaser, acting reasonably) the transfers required under Section 4.16 are completed.

(l)	Opinion of Company’s Counsel. A favourable legal opinion addressed to the Transfer Agent dated and delivered on the Effective Date from Company’s Counsel, in form and substance satisfactory to the Purchaser and Purchaser’s Counsel, acting reasonably, subject to such reasonable assumptions and qualifications customary with respect to transactions of this nature as may be accepted by Purchaser’s Counsel, with respect to the issuance of the Securities pursuant to the Arrangement is exempt from registration under the 1933 Act by virtue of the provisions of Section 3(a)(10) thereof, and the order forming the basis for such exemption has not been withdrawn, canceled or modified in any manner that would preclude reliance by the Company upon the provisions of such exemption.

(m)	Certificate of Good Standing. The Company shall have delivered to the Purchaser a certificate of good standing (or its equivalent) for the Subsidiary from the Registrar appointed under the Business Corporations Act (Alberta) or similar Governmental Authority of the jurisdiction under the Laws in which the Subsidiary is incorporated.

(n)	Share Certificates. The Company shall have delivered, or caused to be delivered, before the Effective Time to the Purchaser share certificates representing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by forms of share transfers or other instruments of transfer duly executed in blank.

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	(o)	No Unpaid Debt. No later than 12:01 a.m. on the date that is two Business Days before the Effective Date, the Subsidiary shall have no unpaid Debt.

	(p)	Securities Register. The Purchaser shall have received, before the Effective Time, a certified copy of the securities register of the Subsidiary, updated to reflect the transfer of the Shares and the capitalization of the Company Loan.

	(q)	Filing of Tax Returns. The Purchaser shall have received evidence (satisfactory to the Purchaser, acting reasonably) that all outstanding Tax Returns of the Subsidiary up to December 31, 2020, have been completed in full and filed with all appropriate and necessary Government Authorities.

	(r)	University of Manitoba Consent. The Purchaser shall have received a revised letter of consent from the University of Manitoba (satisfactory to the Purchaser, acting reasonably), in connection with the license agreement signed and dated March 26, 2021, between the Subsidiary and the University of Manitoba, confirming approval of the transactions contemplated by this Agreement and the Plan of Arrangement and that no amounts are owed by the Subsidiary as a result of such transactions.

	(s)	Miscellaneous. The Company shall have delivered to the Purchaser such other documents instruments as the Purchaser reasonably requests and are reasonably consummate the transactions contemplated by this Agreement.

6.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

	(a)	Representations and Warranties. Other than the Purchaser Fundamental Representations, the representations and warranties of the Purchaser set out in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect) on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Date with the same effect as though made at and as of such date. For clarity regarding the foregoing, if any Purchaser Update is provided in accordance with Section 4.7, it is the Company’s sole discretion to accept such Purchaser Update. If the Company accepts in writing any Purchaser Update (a “Company Accepted Update”), the representation and warranty affected by such Company Accepted Update will include such Company Accepted Update for all purposes.

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(b)	Performance of Covenants. The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before the Effective Time; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)	Approvals. All approvals, consents and waivers that are listed in the Purchaser Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company, before the Effective Time.

(d)	Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Purchaser Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Purchaser Material Adverse Effect.

(e)	Transaction Documents. The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto, and true and complete copies thereof shall have been delivered to the Company.

(f)	Employee Release. The Company shall have received before the Effective Time a confirmation, release and waiver from David Barthel, confirming that there exists no accrued employment entitlements thereto by the Company or the Subsidiary and releasing and waiving the Company and Subsidiary from any liability with respect to the same.

(g)	Board Appointments. The Company Nominees shall have been appointed to the board of directors of the Purchaser to hold such position until the first annual general meeting of the Purchaser that occurs following the Effective Date, such appointment conditional on the closing of the transactions contemplated herein and effective as of the Effective Date.

(h)	Certifications. The Company shall have received before the Effective Time one or more certificates, dated the Effective Date and signed by a duly authorized director or officer of the Purchaser, attesting and certifying:

(i) that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied;

(ii) to a copy of the Purchaser Constating Documents;

(iii) to the names and signatures of the respective directors and officers of the Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

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		(iv)	to copies of resolutions of the Purchaser Board (or comparable governing body), adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which the Purchaser is a party, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

		(v)	to copies of executed share certificates (or other satisfactory evidence of ownership) representing the Holdback Share Consideration issued in the name of the Company; and

		(vi)	to copies of the executed share certificates (or other satisfactory evidence of ownership) representing the Initial Share Consideration, free and clear of Encumbrances.

	(i)	Securities Register. The Company shall have received before the Effective Time a certified copy of the securities register of the Purchaser, updated to reflect the issuance of the Share Consideration.

	(j)	Miscellaneous. The Purchaser shall have delivered to the Company such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7

INDEMNIFICATION

7.1	Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Effective Date; provided that the representations and warranties:

	(a)	consisting of the Fundamental Representations shall survive for a period of 72 months after the Closing; and

	(b)	Section 3.1(r) and 3.1(t) will terminate 180 days after the expiration of the applicable limitation period (giving effect to any waiver or extension thereof); for clarity, this period is such upon which any of the relevant Governmental Authorities are entitled to assess or reassess the Subsidiary.

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All covenants and agreements of the parties set out in this Agreement will not merge on Closing but will survive the Closing indefinitely or for the period explicitly specified therein.

7.2	Indemnification by Company.

Subject to the limitations and restrictions set out in this Agreement, the Company shall indemnify and defend each of the Purchaser and its Affiliates (including the Subsidiary) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, in connection with, or related in any manner whatsoever to:

	(a)	any incorrectness in or breach of any of the representations or warranties of the Company or the Subsidiary set out in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Subsidiary under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

	(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Subsidiary under this Agreement or in any other agreement delivered pursuant to this Agreement;

	(c)	the Specific Indemnities;

	(d)	any cash, Taxes, penalties and other fees required to be paid by the Subsidiary (and any successor thereto) to a Governmental Authority relating or attributable to: (i) on or before the date hereof, independent contractors of the Subsidiary as of the date hereof being deemed to be an employee by a Governmental Authority; (ii) any improper receipt by the Subsidiary of funds from the Government of Canada’s Canadian Emergency Wage Subsidy Program on or before the Effective Date; or (iii)any transaction of any kind with a Related Party or Related Person;

	(e)	any Indemnified Taxes;

	(f)	all Debt incurred or accrued in respect of periods prior to the Effective Time; and

	(g)	any liability of the Subsidiary incurred regarding the employees of the Subsidiary up to the Effective Time, including but not limited to Pre-Closing Benefit Liability.

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7.3	Indemnification by Purchaser.

Subject to the limitations and restrictions set out in this Agreement, the Purchaser shall indemnify and defend each of the Company and its Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, in connection with, or related in any manner whatsoever to:

	(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser under this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Effective Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

	(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser under this Agreement or in any other agreement delivered pursuant to this Agreement.

7.4	Certain Limitations.

	(a)	No claim may be made for breach of any representation or warranty included in this Agreement and in any other agreement, certificate or instrument delivered pursuant to this Agreement:

(i) after the expiration of any applicable time period set out in Section 7.1; provided that if any Claim has been asserted in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period, but is unresolved at the conclusion of such period, then the rights of indemnification in this Article 7 and the liability for such Claim will continue beyond the expiration of such period until such Claim is resolved; or

(ii)	to the extent:

	(A)	such party has been actually reimbursed for such amount under any other provision of this Agreement; or

	(B)	such party would be entitled to double recovery even though such claim may be subject to more than one indemnity or have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by such Party; or

	(C)	such party actually recovers under any insurance policy with respect to any Losses forming the subject matter of the claim, to the extent of the Net Recoveries; or

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(D)	such liability arises or the amount thereof is increased as a result of a change after the Effective Date in the accounting policies or practices of an Indemnified Party or a change in applicable Laws.

(b) Notwithstanding the foregoing:

(i) Section 7.4(a) will not limit an Indemnifying Party’s obligations and liability for any claim in respect of fraud or fraudulent misrepresentation by such Indemnifying Party; and

(ii) regarding matters under Sections 7.2 or 7.3, as the case may be: (A) no investigations, inspections or due diligence undertaken by or on behalf of the Indemnified Party; or (B) the fact that the Indemnified Party or any of its Representatives knew or should have known that any representation or warranty is, was or might be inaccurate, will, or will be deemed to, affect, mitigate, modify, waive, diminish the scope of or otherwise affect the Losses available to the Indemnified Party regarding such matters under Sections 7.2 or 7.3, as the case may be.

7.5	Impact of Qualifiers.

For purposes of this Article 7, when determining the quantum of damages resulting from any inaccuracy in or breach of any representation or warranty and not for purposes of this Article 7, the purpose of determining whether or not a breach has occurred, such determination shall be made without regard to any materiality, Company Material Adverse Effect, Purchaser Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.6	Insurance.

The Company and the Purchaser agree to use commercially reasonable efforts to obtain available recoveries from any third party insurer. The amount of any Losses claimed shall be calculated after giving effect to any insurance proceeds actually received from a third party insurer by an Indemnified Party or its successors or permitted assigns in relation to the subject matter giving rise to such Losses or other collateral sources (such as contractual indemnities of any Person that are contained outside of this Agreement) (net of the amount of all reasonable out of pocket costs and expenses (including reasonably incurred legal fees and expenses on a solicitor-client full indemnity basis) of recovery or collection thereof and any applicable deductibles, retentions or similar costs or payments or associated Taxes or increased annual premiums) (“Net Recoveries”), provided, however, that three times the amount of the increase in the insurance premium associated with or attributed to the claimed insurance loss will be added to the amount of the Losses. If an Indemnified Party actually receives a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment to such Indemnified Party with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party if such Net Recovery had been received prior to such payment by the Indemnifying Party. For the avoidance of doubt, any claim for indemnification under this Article 7 may be made prior to or concurrently with any efforts to obtain available recoveries from any third party insurer, and nothing in this Section 7.6 shall delay the time for making any indemnification payment under this Agreement.

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7.7	Notification of Indemnity Claims.

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Losses in respect of which a right of indemnification is provided for under this Article 7 (a “Claim”), the Indemnified Party will promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice will specify whether the potential Losses arise as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Losses arise as a result of a Claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”); and will also: (a) specify with reasonable particularity (to the extent that the information is available) the factual basis for the claim; (b) include copies of all material written (if any) providing evidence of (a); and (c) specify the amount of the potential Losses arising therefrom, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 7 will be reduced only to the extent that Losses are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis.

7.8	Direct Claims.

With respect to any Direct Claim, following the delivery of the Claim Notice, the Indemnifying Party will have 30 days to make such investigations of the Direct Claim as the Indemnifying Party considers necessary or desirable. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Subsidiary’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnified Party and the Indemnifying Party agree prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) as to the validity and amount of such Claim, then, subject to Section 7.13, the Indemnifying Party will, in accordance with this Agreement, forthwith pay or cause to be paid to the Indemnified Party, in full, the agreed-upon amount of the Claim. If the Indemnified Party and the Indemnifying Party do not agree to the resolution of such Claim prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof), or if the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, and in either case, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party.

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7.9	Third Party Claims.

With respect to any Third Party Claim, following the delivery of the Claim Notice, subject to the limitations set forth in this Section 7.9, the Indemnifying Party shall have the right, exercisable upon written notice to the Indemnified Party as promptly as practicable and in any event within 15 days after the Indemnifying Party’s receipt of a Claim Notice in respect of a Third Party Claim, to elect to conduct and control the defense, compromise or settlement of such Third Party Claim, at its sole cost and expense and with counsel of its choice reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense (but not control or make decisions related thereto) with its own counsel and at its own expense. Notwithstanding the foregoing, the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice and at the Indemnifying Party’s sole cost and expense if: (a) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of such Third Party Claim within 15 days after the Indemnifying Party’s receipt of a Claim Notice in respect thereof; (b) the Indemnifying Party shall fail to conduct such defense diligently and in good faith; (c) the Indemnified Party shall reasonably determine, after consultation with its counsel, that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest; (d) such Third Party Claim seeks injunctive, equitable or other non-monetary relief against the Indemnified Party or monetary damages in excess of the Cap; or (e) such Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory proceeding. Neither the Indemnifying Party nor the Indemnified Party shall settle or compromise, or permit any default or consent to entry of any judgment in respect of any Third Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.10	Cooperation.

From and after delivery of a Claim Notice in respect of a Third Party Claim, except to the extent it would cause a waiver of any applicable privilege, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates to, cooperate with the defense or prosecution thereof, including furnishing such books and records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by Applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable privilege. The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

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7.11	Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach of an Indemnifying Party of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement.

7.12	Agency for Non-Parties.

Notwithstanding Section 9.7, each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

7.13	Payment.

(a) Subject to this Section 7.13, once Losses are agreed to by the Indemnifying Party or upon a final, non-appealable adjudication determined by a court of competent jurisdiction that an indemnification obligation is payable under this Article 7 (either, a “Final Determination”), the Indemnifying Party shall satisfy its obligations within 15 Business Days of a Final Determination by payment of immediately available funds via wire transfer or direct deposit to an account designated by the Indemnified Party. Notwithstanding the previous sentence, as long as any Holdback Share Consideration registered in the name of the Company remains held back pursuant to the Holdback Terms, and the Company is liable to indemnify a Purchaser Indemnitee pursuant to a Claim under this Article 7, the Purchaser Indemnitee’s initial recourse in respect of Claims for indemnification under this Article 7 shall, except to the extent the Company elects to satisfy a Claim through the payment of cash, be against the portion of the Holdback Share Consideration registered in the name the Company, and following a Final Determination, Purchaser shall, except to the extent the Company elects to satisfy a Claim though the payment of cash, set off the Losses determined pursuant to such Final Determination against the fair market value of the Holdback Share Consideration registered in the name of Seller released to it under the Holdback Terms and cancel the applicable shares. For certainty, (x) the Company, at its option, shall be entitled, to satisfy, within 15 Business Days of any Final Determination all or a portion of any amount owing in connection therewith via cash payment, in which case Purchaser shall not have recourse to the Holdback Share Consideration in respect of the amount so satisfied, and (y) should such set- off against the Holdback Share Consideration not account for the full amount of the Losses determined pursuant to the Final Determination, the Company will fulfill its payment obligations in accordance with and subject to this Article 7.

(b) For purposes of this Section 7.13 and in relation to the Holdback Shares generally, “Fair Market Value” shall mean (whether or not the original Holdback Share Consideration has been exchanged for other shares) the 20-day volume weighted average price of the Purchaser Shares determined as of market close of the stock exchange where such shares are listed on the trading day prior to the date of the Final Determination.

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7.14	Tax Treatment.

All indemnity payments made pursuant to this Agreement will be treated for all purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

7.15	Exclusive Remedies.

Subject to Section 5.2 and Section 9.6, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be under the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this Article 7. Nothing in this Section 7.15 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or wilful misconduct.

ARTICLE 8

TERM AND TERMINATION

8.1	Term

Subject to Section 8.3, this Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

This Agreement may be terminated prior to the Effective Time by:

	(a)	the mutual written agreement of the Parties; or

	(b)	any of the Company, the Subsidiary or the Purchaser if:

(i) the Meeting is duly convened and held and the Arrangement Resolution is voted on by Company Shareholders and not approved by Company Shareholders as required by the Interim Order and Law;

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	(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Subsidiary or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.2(b)(ii) has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that the enactment, making, enforcement or amendment of such Law was not primarily due to the fault of such Party to perform any of its covenants or agreements under this Agreement;

	(iii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Company, the Subsidiary or the Purchaser from consummating the Arrangement, and such Governmental Order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.2(b)(iii) has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Governmental Order or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that the enactment, making, enforcement or amendment of such Governmental Order was not primarily due to the fault of such Party to perform any of its covenants or agreements under this Agreement; or

	(iv)	the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party (or in the case of the Purchaser, a breach by the Purchaser) of any of its representations or warranties or the failure of such Party (or in the case of the Purchaser, a breach by the Purchaser) to perform any of its covenants or agreements under this Agreement.

(c)	the Company:

	(i)	if the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by the Purchaser within 5 days of the Purchaser’s receipt of written notice of such breach from the Company;

	(ii)	in accordance with Section 5.1; or

	(iii)	if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company or the Subsidiary to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Effective Date; or

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	(d)	the Purchaser by written notice to the Company and the Subsidiary if:

(i) the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company under this Agreement that would give rise to the failure of any of the conditions specified in Article 6, and such breach, inaccuracy or failure has not been cured by the Company within 5 days of the Company and the Subsidiary’s receipt of written notice of such breach from the Purchaser; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Effective Date.

	(e)	The Party desiring to terminate this Agreement pursuant to this Section 8.2 shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

8.3	Effect of Termination/Survival.

In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any Party except:

	(a)	as set forth in Section 4.8, this Article 8 and Article 9;

	(b)	in the event of termination by the Company in accordance with Section 5.1, as set forth in Section 5.2; and

	(c)	that nothing in this Agreement shall relieve any Party from liability for any wilful breach of any provision hereof.

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ARTICLE 9

GENERAL PROVISIONS

9.1	Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Company Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

	(a)	change the time for performance of any of the obligations or acts of the Parties;

	(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

	(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

	(d)	modify any conditions contained in this Agreement.

9.2	Expenses

Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the Purchaser and the Company shall be equally responsible for all filing and other similar fees payable, if any, in connection with any filings or submissions under the ICA.

9.3	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Company at:

#1400, 350 – 7th Avenue SW, Calgary, AB T2P 3N9

Email: david@healthlogicinteractive.com

Attention: David L. Barthel

with a copy (which shall not constitute notice) to:

Borden Ladner Gervais LLP

Centennial Place, East Tower, 1900, 520 – 3rd Ave. SW Calgary, AB T2P 0R3

Email: RMcNaughton@blg.com

Attention: Robb McNaughton

(b)	to the Purchaser:

555 Heritage Drive, Ste. 205, Jupiter, FL 33458

Email: drdhadukmd1@gmail.com

Attention: Dr. Vithal Dhaduk

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with a copy (which shall not constitute notice) to:

Mogan Daniels Slager LLP

1700-1185 West Georgia Street, Vancouver, BC, Canada

Email: bslager@mdslawyers.com

Attention: Ben Slager

Any Notice will be deemed to have been given or made and to have been received (i) on the day of delivery if delivered by personal delivery or courier, or (ii) on the day of emailing, provided that such day is a Business Day and the communication is so delivered, emailed or sent before 4:30 p.m. (Pacific Time) on such day; otherwise, such communication will be deemed to have been given and made and to have been received on the next following Business Day. Any Party may from time to time change its address under this Section 9.3 by notice to the other Parties given in the manner provided by this Section 9.3. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to a Party’s legal counsel does not invalidate delivery of that Notice to such Party

9.4	Time of the Essence

Time is of the essence in this Agreement.

9.5	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

9.6	Injunctive Relief and Specific Performance; Remedies Cumulative

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity. Subject to the terms hereof, the rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

9.7	Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement.

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9.8	Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. A waiver of any default, breach or non-compliance under this Agreement will not be effective unless in writing and signed by the party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The waiver by a party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.9	Entire Agreement

This Agreement, together with the Disclosure Schedules and the Transaction Documents, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and the subject matter contained in the Transaction Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written (including the Letter of Intent, which the Company and the Purchaser agree is hereby terminated), of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

9.10	Successors and Assigns.

This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the Parties may assign its respective rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, the Purchaser may acquire the Shares through an Affiliate with notice to the Company and without, for greater certainty, changing the Share Consideration in any manner.

9.11	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. For greater certainty, if any provision of this Agreement or the Plan of Arrangement is interpreted by a Securities Authority in a manner that would result in the intentions set out in the Voting and Support Agreements with respect to the voting of the Shares subject to such Voting and Support Agreements not being achieved, it will be deemed to be incapable of being enforced to the extent necessary so that such intentions can be realized.

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9.12	Governing Law

	(a)	This Agreement and any disputes relating to this Agreement and the transaction contemplated thereby will be governed by and interpreted and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

	(b)	Each Party agrees: (i) that any Action relating to this Agreement will be brought in any court of competent jurisdiction in the Province of British Columbia, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such British Columbia court; (ii) that it irrevocably and unconditionally waives any right to, and will not, oppose any such Action in the Province of British Columbia on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any Order of any Governmental Authority duly obtained from a British Columbia court as contemplated by this Section 9.12(b).

9.13	Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

9.14	No Liability

The Company acknowledges and agrees that the obligations and liabilities under this Agreement, or in any document delivered in connection therewith, are not personally binding upon and resort shall not be had to, nor shall recourse or satisfaction be sought from the private property of any of the shareholders, constituent members, limited partners, officers, directors, trustees, employees or agents of the Purchaser but only the property of the Purchaser shall be bound.

9.15	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only.

9.16	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. An electronically or digitally signed counterpart of this instrument using DocuSign or any other electronic or digital form of execution complying with applicable Law will have the same force and effect as a manually signed counterpart. Counterparts may be delivered via electronic means, including by email transmission or by electronic delivery in portable document format (“.pdf”), and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank. Signature page follow.]

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IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

HEALTH LOGIC INTERACTIVE INC.

By:	/s/ George Kovalyev
Name:	George Kovalyev
Title:	Director

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Director

MY HEALTH LOGIC INC.

By:	/s/ George Kovalyev
Name:	George Kovalyev
Title:	Director

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Director

MARIZYME, INC.

By:	/s/ Vithalbai Dhaduk
Name:	Vithalbai Dhaduk
Title:	Chief Executive Officer

Signature Page to Arrangement Agreement

SCHEDULE A

PLAN OF ARRANGEMENT

made pursuant to

Section 288 of the Business Corporations Act (British Columbia)

ARTICLE 1 INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or ARTICLE 6 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the agreement dated as of November 1, 2021 among the Company, the Purchaser and the Subsidiary, together with the schedules attached thereto, as amended, supplemented or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement considered at the Meeting.

“BCBCA” means the Business Corporations Act, S.B.C. 2002, c. 57.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks located in Vancouver, British Columbia are authorized or required by Law to be closed for business.

“Cash Consideration” means the cash consideration of $1,000.00 to be paid, in conjunction with the Share Consideration, pursuant to the Plan of Arrangement in respect of each Share that is issued and outstanding immediately prior to the Effective Time.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, sent to Company Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company” means Health Logic Interactive Inc.

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“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires.

“Company Shares” means common shares in the capital of the Company.

“Court” means the Supreme Court of British Columbia.

“Dissent Rights” has the meaning ascribed thereto in Section 3.1.

“Dissenting Shareholder” means a registered holder of Company Shares who has validly exercised such holder’s Dissent Rights in accordance with the Interim Order and who, as of the Effective Time, has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which such Dissent Rights are validly exercised by such holder.

“Dissenting Shares” means the Company Shares held by Dissenting Shareholders.

“Effective Date” means the date on which the Arrangement becomes effective as set out in Section 2.7(a) of the Arrangement Agreement.

“Effective Time” means 12:01 a.m. (Pacific Time) on the Effective Date.

“Final Order” means the final order of the Court pursuant to section 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; (e) any stock or securities exchange; and (f) any public utility authority.

“Holdback Share Consideration” means 230,000 Purchaser Shares.

“Holdback Terms” means the terms attached hereto as Appendix I of this Schedule A.

“Initial Share Consideration” means 4,370,000 fully paid and non-assessable Purchaser Shares.

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“Interim Order” means the interim order of the Court pursuant to section 291(2) of the BCBCA, to be issued following the application therefor contemplated by Section 2.2 of the Arrangement Agreement, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“ITA” means the Income Tax Act (Canada).

“Letter of Transmittal” means the letter of transmittal for use by Company Shareholders in connection with the Arrangement, in the form accompanying the Circular.

“Liens” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, right of first refusal or first offer, occupancy right, covenant, contractual right of set-off, right of distraint, assignment, lien (statutory or otherwise), defect of title, or restriction, or adverse right or claim, or other third party interest or other encumbrance of any kind, in each case, whether contingent or absolute.

“Meeting” means the annual and special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser.

“NEX” means the NEX Board of the TSX Venture Exchange.

“OTCQB” means the OTCQB Venture Market.

“Paid-Up Capital” means paid-up capital as computed in accordance with the ITA.

“Parties” means, collectively, the Company, the Subsidiary and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, company, corporation, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Authority), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and ARTICLE 6 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means Marizyme, Inc.

“Purchaser Shares” means common shares in the capital of the Purchaser.

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“Share Consideration” means the consideration to be paid, in conjunction with the Cash Consideration, pursuant to the Plan of Arrangement in respect of each Share that is issued and outstanding immediately prior to the Effective Time, consisting of (i) the Initial Share Consideration, and (ii) the Holdback Share Consideration.

“Shares” means the common shares in the capital of the Subsidiary. “Subsidiary” means My Health Logic Inc.

“Transfer Agent” means Action Stock Transfer.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement.

Section 1.2 Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an article, section or a schedule refers to the specified article, section of or schedule to this Plan of Arrangement.

Section 1.3 Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

Section 1.4 Date for any Action

If the date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time of Vancouver, British Columbia, unless otherwise stipulated herein or therein. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

Section 1.6 Statutory Reference

Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

A-4

Section 1.7 Certain Phrases, etc.

The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.

Section 1.8 Currency

Unless otherwise stated, all references in this Plan of Arrangement to amounts of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

Section 1.9 Appendices

The following appendix is attached to this Plan of Arrangement and is incorporated in and forms part hereof:

Appendix I – Holdback Terms

ARTICLE 2

ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Section 288 of the BCBCA.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement become effective at, and be binding at and after, the Effective Time on the Company, the Subsidiary, the Purchaser, all Company Shareholders (including Dissenting Shareholders), the Transfer Agent and all other Persons, without any further act or formality required on the part of any Person.

Section 2.3 Arrangement

At the Effective Time, without any further act or formality, each of the events set out below shall occur and be deemed to occur in the following sequence and at the times specified below, unless specifically noted:

(a)	payment, in trust, of the Cash Consideration shall be made to the Company’s counsel;

(b)	concurrect with the payment of the Cash Consideration, each Share shall be transferred to the Purchaser;

(c)	effective in the moment immediately following the transfer of the Shares referred to in Section 2.3(a), the Purchaser shall issue to the Company the Initial Share Consideration, such shares to be issued at a deemed issue price of USD $[●] per Purchaser Share, whereby such issue price is equal to the Purchase Price;

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(d)	effective in the moment immediately following the issuance referred to in Section 2.3(c), the Purchaser shall issue to the Company the Holdback Share Consideration, such Purchaser Shares to be issued at a deemed issue price of USD $[●] per Purchaser Share, whereby such issue price is equal to the Purchase Price, and to be held by the Purchaser, and administered and released in accordance with the Holdback Terms;

(e)	each Company Share in respect of which any registered Company Shareholder has validly exercised Dissent Rights shall be directly transferred and assigned by such Dissenting Shareholder to the Company in accordance with ARTICLE 3 hereof;

(f)	effective in the moment immediately following the issuance referred to in Section 2.3(e), the Company shall by resolution and in compliance with Section 74 of the Business Corporations Act (British Columbia) reduce the capital (and for income tax purposes the paid-up capital) of the Company Shares by an amount equal to the fair market value of the Initial Share Consideration and shall distribute the Initial Share Consideration to the Company Shareholders (other than Dissenting Shareholders) in payment of the return of capital, with each such Company Shareholder receiving such number of Purchaser Shares comprising the Initial Share Consideration in proportion to their pro rata share of the total Company Shares issued and outstanding, provided that none of the foregoing shall occur unless all of the foregoing occur.

Section 2.4 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

ARTICLE 3

RIGHTS OF DISSENT

Section 3.1 Rights of Dissent for Company Shareholders

Registered holders of Company Shares may exercise rights of dissent with respect to Company Shares (“Dissent Rights”) pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA and this Section 3.1 in connection with the Arrangement, as modified by the Interim Order and the Final Order and this Section 3.1; provided that the written notice setting forth the objection to the Arrangement must be received by Company not later than 5:00 p.m. (Vancouver time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who exercise Dissent Rights and who:

(a)	ultimately are entitled to be paid fair value for their Company Shares: (i) shall be deemed not to have participated in the transactions in Article 2; (ii) will be entitled to be paid the fair value of such Company Shares by the Company, which fair value, notwithstanding anything contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; (iii) will be deemed to have transferred their Company Shares to the Company as of the Effective Time, without any further act or formality and free and clear of all Liens, in consideration for the payment by the Company of the fair value thereof, in cash, and (iv) will not be entitled to any other payment or consideration, including any Purchaser Shares from the Initial Share Consideration to which such holder would have been entitled under the Arrangement had such holder not exercised Dissent Rights in respect of such Company Shares; or

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(b)	ultimately are not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-Dissenting Shareholder.

Section 3.2 Recognition of Dissenting Shareholders

(a)	In no circumstances shall the Purchaser, the Company or the Subsidiary or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Purchaser, the Company or the Subsidiary or any other Person be required to recognize any Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the step in Section 2.3(e), and the names of such Dissenting Shareholders shall be removed from the registers of Company Shareholders in respect of which Dissent Rights have been validly exercised at the same time as the step described in Section 2.3(e) occurs, and such Dissenting Shareholders shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Shares to the Company. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

ARTICLE 4

CONSIDERATION

Section 4.1 Payment of Consideration

(a)	Following receipt of the Final Order and on or prior to the Effective Time, the Purchaser shall:

	(i)	deliver, or cause to be delivered to the Company, certificates (or other satisfactory evidence of ownership), representing such number of Purchaser Shares sufficient to satisfy the aggregate Share Consideration as provided in this Plan of Arrangement; and

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(ii) pay, or cause to be paid, to the Company’s Counsel, in trust, the Cash Consideration, such payment to be of immediately available funds via wire transfer or direct deposit to an account designated by the Company’s Counsel.

(b)	Immediately following the issuance referred to in Section 2.3(e), the Company shall distribute the Initial Share Consideration to the Company Shareholders (other than Dissenting Shareholders), with each such Company Shareholder receiving such number of Purchaser Shares by way of a book-entry issuance by the Transfer Agent comprising the Initial Share Consideration in proportion to their pro rata share of the total Company Shares issued and outstanding as provided in this Plan of Arrangement.

(c)	The Company and the Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Plan of Arrangement such amounts as it is required to deduct or withhold or is required to deduct or withhold with respect to such payment under the ITA, or any applicable provision of federal, provincial, state, local or foreign tax Law and remit such deduction or withholding amount to the appropriate Governmental Authority. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Company Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 4.2 No Fractional Purchaser Shares and Rounding of Share Consideration

In no event shall any fractional Share Consideration be issued under this Plan of Arrangement. Where the aggregate number of Purchaser Shares to be issued or distributed under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, then the number of Purchaser Shares to be issued shall, without any additional compensation, be rounded down to the nearest whole Purchaser Share.

ARTICLE 5

CALCULATIONS

All calculations and determinations made by the Purchaser or the Company, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

ARTICLE 6

AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement

(a)	The Purchaser, the Company and the Subsidiary may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing; (ii) approved by the Purchaser, the Company and the Subsidiary in writing (in each case, acting reasonably); (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to Company Shareholders in the manner required by the Court (if so required).

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(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Purchaser, the Company or the Subsidiary at any time prior to the Meeting (provided that the other Parties shall have consented thereto in writing) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Purchaser, the Company and the Subsidiary (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Company Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made at any time after receipt of the Final Order but prior to the Effective Time, provided that it concerns a matter which, in the reasonable opinion of the Purchaser and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Company Shareholders, and such amendment, modification or supplement need not be filed with the Court or communicated to Company Shareholders.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

Section 7.2 Paramountcy

From and after the Effective Time:

(a)	the rights and obligations of the Company as the holder of Shares, the Company Shareholders and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(b)	all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any away relating to the Shares shall be deemed to have been settled, compromised, released and determined without any liability except as set forth herein.

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APPENDIX I

HOLDBACK TERMS

The Holdback Share Consideration shall be dealt with in accordance with the terms of this Appendix I together with any terms and conditions in the Agreement referencing the Holdback Terms. All capitalized terms used in this Appendix 1and not otherwise defined in this Appendix I shall have the meaning set forth in the Agreement. All references to “Articles” or “Sections” are to Articles or Sections of the Agreement.

The Holdback Share Consideration is held back from the Consideration Shares otherwise deliverable on Closing in order to address any Final Determination amounts owed to any Purchaser Indemnitee as an Indemnified Party under Article 7.

Deposit and Retention of Holdback Share Consideration

At Closing, the Transfer Agent shall deposit, or cause to be deposited, the Holdback Share Consideration with the Purchaser. Upon receipt of the Holdback Share Consideration, the Purchaser will execute and deliver to the Company a written receipt evidencing the Holdback Share Consideration has been received by the Purchaser.

The Holdback Share Consideration will be held by the Purchaser and the distribution or redemption and cancellation of the Holdback Share Consideration shall proceed according to the terms set forth in this Appendix I.

Rights as Shareholders

While the Holdback Share Consideration is held by the Purchaser:

(a)	the Company shall retain all of its rights to vote the shares included in the Holdback Share Consideration;

(b)	any and all dividends payable in cash with respect to the Holdback Share Consideration shall be paid to the Company, subject to withholdings required under applicable Law, but all dividends payable in securities or other non-cash property shall be delivered to the Purchaser to hold in accordance with the terms hereof and shall form part of the Holdback Share Consideration; and

(c)	no sale, transfer, pledge, grant of a security interest in or other disposition or encumbrance may be made of any of the Holdback Share Consideration by the Company.

Distribution and Redemption of the Escrow Share Consideration

The Purchaser is irrevocably authorized and directed to disburse the Holdback Share Consideration in accordance with the Distribution and Redemption sections of this Appendix I.

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After the 12-month anniversary of the Effective Date (the “Anniversary”), all of the Holdback Share Consideration (the “Holdback”) shall be released from the Purchaser to the Company within five Business Days of the Anniversary; provided that:

(a)	no Purchaser Indemnitee as an Indemnified Party has delivered a Claim Notice to the Company on or before the Anniversary; and

(b)	if the Company has received a Claim Notice under section (a) immediately above, and a Final Determination has been made in regards to such claim and all amounts for such claim have been paid in accordance with Article 7.

For clarity, if any claim referenced under section (a) immediately above remains unresolved and a Final Determination to such claim has not been made on or before the Anniversary (an “Unresolved Claim”), then the Purchaser shall have the right to retain and not to release such portion of the Holdback as has a Fair Market Value equal to 120% of the expected Losses subject to all Unresolved Claims (determined on the Anniversary, as if such date was the date of the Final Determination) until all Final Determinations have been made in regards to all Unresolved Claims and all amounts for such Unresolved Claims paid in accordance with Article 7. For further clarity, if the Losses for an Unresolved Claim cannot be specified or estimated, as agreed by both the Purchaser and the Company acting reasonably and in good faith, the Purchaser shall have the right to retain the Holdback until a Final Determination of such Unresolved Claim in accordance with the Purchase Agreement.

If a Purchaser Indemnitee is owed funds in accordance with a Final Determination related to a Claim Notice delivered to the Company on or before the Anniversary, and such funds have not been paid in accordance with the terms of Section 7.13 of the Agreement, then the Purchaser may redeem and cancel such number of the Holdback Share Consideration has a Fair Market Value equal to the amount of such outstanding obligation under such Final Determination.

The Company acknowledges and agrees the conclusive nature of a Final Determination means the Company is not entitled to any dispute mechanism should the Purchaser choose to redeem and cancel any or all of the Holdback Share Consideration in accordance with the terms of this Appendix I and that any such redemption and cancellation will be considered final and irreversible.

Purchaser as Depositary and Exclusion of Liability

The Purchaser and the Company acknowledge and agree the Purchaser, in holding and releasing the Holdback Share Consideration in accordance with the terms of this Appendix I:

a)	acts as a depositary only and will be obligated only for the performance of such duties as are expressly and specifically set forth in this Appendix I on its part to be performed, and no implied duties or obligations of any kind will be read into this Appendix I or the Agreement against or on the part of the Purchaser;

b)	will not be responsible for delays or failures in performance resulting from acts beyond its control, including strikes, lock-outs, riots, acts of war, epidemics, pandemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters;

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c)	may employ such counsel, accountants, appraisers, other experts, agents, agencies, transfer agents, or advisors as it may reasonably require for the purpose of discharging its duties under this Appendix I and the Purchaser may act and will be protected in acting in good faith on the opinion or advice or on information obtained from any such persons and will not be responsible for any misconduct on the part of any of them. Should any cancellation and redemption of the Holdback Share Consideration be necessary, the reasonable fees, expenses and costs of such services will be added to and be part of the funds owed to the Purchaser. For clarity, no limitation of Article 7 shall apply to any such cost;

d)	no provision of this Appendix I will require the Purchaser to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own negligence, bad faith or wilful misconduct;

e)	will not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with this Appendix I, except for its own breach of the Agreement, negligence, bad faith or wilful misconduct; and

f)	will incur no liability with respect to the delivery or non-delivery of any Holdback Share Consideration to the Company, whether delivered by hand, registered mail, bonded courier or in some other manner, other than as a result of its own breach of the Agreement, gross negligence, bad faith or wilful misconduct.

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SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) of Health Logic Interactive Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, My Health Logic Inc. and Marizyme Inc., dated November 1, 2021, all as more particularly described and set forth in the management information circular of the Company dated November [●], 2021 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted and the disposal by way of the Arrangement of all or substantially all of the Company’s undertaking is hereby authorized, approved and adopted.

2.	The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix [●] to the Circular, is hereby authorized, approved and adopted.

3.	The (i) Arrangement Agreement and related transactions (including, in effect, the disposal of all or substantially all of the Company’s undertaking), (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.	The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	As one of the steps to the Plan of Arrangement to occur following the issuance of the Initial Share Consideration (as such term is defined in the Arrangement Agreement) to the Company, the Company is hereby authorized to reduce its capital (and for income tax purposes its paid-up capital) in respect of the common shares in the capital of the Company (“Common Shares”) by an amount equal to the fair market value of the Initial Share Consideration, and such reduction in capital shall be paid in kind to the shareholders of the Company (the “Company Shareholders”) by way of a transfer of the Initial Share Consideration to the Company Shareholders (other than shareholders who have exercised their rights of dissent pursuant to the BCBCA), with each Company Shareholder receiving such number of shares of common stock of Marizyme, Inc. comprising the Initial Share Consideration in proportion to their pro rata share of the total Common Shares of the Company issued and outstanding.

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

7.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

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